Exhibit 2.2

PROSPERITY GOLDFIELDS CORP.

(A Development Stage Entity)

FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Prosperity Goldfields Corp.

We have audited the accompanying financial statements of Prosperity Goldfields Corp., which comprise the balance sheets as at March 31, 2011 and 2010, and the statements of operations, comprehensive loss, and deficit, and statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements present fairly, in all material respects, the financial position of Prosperity Goldfields Corp. as at March 31, 2011 and 2010, and its financial performance and cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

McGOVERN, HURLEY, CUNNINGHAM, LLP

/s/ McGovern, Hurley, Cunningham MP
Chartered Accountants
Licensed Public Accountants

TORONTO, Canada
June 27, 2011

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
BALANCE SHEETS
As at

	March 31,	March 31,
	2011	2010
		(Note 6)
ASSETS
Current
Cash	$2,612,248	$-
Receivables	46,940	-
Prepaids	41,887	-
	$2,701,075	$-
Deferred transaction costs (Note 11)	7,490	-
Property, plant and equipment (Note 5)	380,418	-
Mineral properties (Note 6)	2,064,087	1,004,339
	$5,153,070	$1,004,339
LIABILITIES & SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities (Note 7)	$283,737	$-

Shareholders' Equity
Shares to be issued (Note 11)	2,001,181	-
Capital stock (Note 8(a))	2,934,703	-
Warrants (Note 8(c))	283,256	-
Contributed surplus (Note 8(d))	453,435	1,004,339
Deficit	(803,242)	-
	$4,869,333	$1,004,339

	$5,153,070	$1,004,339

Nature and continuance of operations (Note 1)
Commitments and contingencies (Notes 6 and 10)
Subsequent events (Note 11)

Approved on behalf of the Board:

"R. B. Duncan”, Director	“R. Stuart Angus”, Director

See accompanying notes to the financial statements

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
STATEMENTS OF OPERATIONS, COMPREHENSIVE LOSS AND DEFICIT
For the years ended March 31

	2011		2010
			(Note 6)
EXPENSES
Amortization (Note 5)	$4,215		$-
Management fees (Note 7)	21,000		-
Professional fees	162,028		-
Consulting expense	30,498		-
Stock-based compensation (Note 8(b))	453,435		-
Transfer agent and filing fees	77,595		-
Shareholder communications	32,333		-
Office administration and miscellaneous	17,059		-
Travel	4,737		-
Loss before other items	802,900		-

OTHER ITEMS
Foreign exchange loss	353		-
nterest income	(11)		-
	342		-

Net loss and comprehensive loss for the period	803,242		-
Deficit, beginning of period	-		-

Deficit, end of period	$803,242		$-

Loss per share – basic and diluted	$0.05	$	N/A

Weighted average number of common shares outstanding	16,721,608		N/A

See accompanying notes to the financial statements

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
STATEMENTS OF CASH FLOWS
For the years ended March 31

	2011	2010
		(Note 6)
Cash flows from operating activities
Net loss for the period	$(803,242)	$-
Items not affecting cash:
Amortization	4,215	-
Stock-based compensation	453,435	-
Issuance of shares for settlement of spin out costs	300,000	-
	(45,592)	-
Change in non-cash working capital items:
Increase in receivables	(46,940)	-
Increase in prepaids	(41,887)	-
Increase in accounts payable and accrued liabilities	97,535	-
Cash flows from operating activities	(36,884)	-

Cash flows from financing activities
Proceeds from private placements	3,501,181	-
Amounts contributed by parent	382,820	948,339
Cash flows from financing activities	3,884,001	948,339

Cash flows from investing activities
Mineral property expenditures	(850,236)	(948,339)
Property, plant and equipment purchases	(384,633)	-
Cash flows from investing activities	(1,234,869)	(948,339)

Increase in cash during the period	2,612,248	-
Cash, beginning of the period	-	-
Cash, end of period	$2,612,248	$-

Supplemental Information
Interest paid	-	-
Income taxes paid	-	-
Shares issued for acquisition of mineral properties (Note 8(a))	1,417,959	-
Shares issued by parent for acquisition of mineral properties	30,800	56,000
Shares issued for payment of spin out transaction costs (Note 8(a))	300,000	-
Change in accrued issue costs	7,490	-
Change in accrued mineral property expenditures	178,712	-

See accompanying notes to the financial statements

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements
March 31, 2011

1.	NATURE AND CONTINUANCE OF OPERATIONS

Prosperity GoldFields Corp. (the "Company" or "Prosperity") was incorporated on September 10, 2010 under the Canada Business Corporations Act. At the time of incorporation the Company was a wholly owned subsidiary of Evolving Gold Corp. ("Evolving"). The Company, which is in the development stage as defined by CICA Handbook Accounting Guideline 11, is engaged in the acquisition, exploration and development of properties for the mining of precious and base metals.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The recoverability of the carrying value of exploration properties and the Company’s continued existence is dependent upon the preservation of its interest in the underlying properties, the discovery of economically recoverable reserves, the achievement of profitable operations, or the ability of the Company to raise alternative financing, if necessary, or alternatively upon the Company’s ability to dispose of its interests on an advantageous basis. Changes in future conditions could require material write downs of the carrying values. The Company’s assets may also be subject to increases in taxes and royalties, renegotiation of contracts, currency exchange fluctuations and restrictions, and political uncertainty.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

The Company and Evolving entered into a series of transactions by which the assets of Evolving relating to a property known as the "Kiyuk Property" near Nueltin Lake in Nunavut were transferred to Prosperity in consideration for common shares of Prosperity, and such common shares were distributed to shareholders of Evolving by way of a dividend in kind. This series of transactions is referred to as the "Spin Out Transaction". The Company filed a long form prospectus with the Securities Commissions to qualify the stock dividend to be issued pursuant to the Spin Out Transaction. On February 2, 2011, the Company filed its final Prospectus and became a reporting issuer in each province and territory of Canada. On March 3, 2011, the Spin Out Transaction was complete and the Company became publically traded.

As Prosperity acquired the Kiyuk Property from its wholly owned parent at the time, these financial statements have been prepared on a continuity of interest basis.

The accompanying financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP") based on the assumption that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at March 31, 2011, the Company had working capital of $2,417,338 and an accumulated deficit of $803,242. The continuing operations of the Company are dependent upon its ability to raise adequate financing. If the ‘going concern’ assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classification used. Such adjustments could be material. Management believes the Company has sufficient cash to fund its planned 2011 summer work program and administrative operations for the next fiscal year.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with Canadian generally accepted accounting principles. Outlined below are those policies considered particularly significant.

Mineral properties and deferred exploration expenditures
Mineral properties and deferred exploration expenditures are carried at cost until they are brought into production, at which time they are depleted on a unit of production method based on proven and probable reserves. If a property is subsequently determined to be significantly impaired in value, the property and related deferred costs are written down to their net realizable value. Other general exploration expenses are charged to operations as incurred. The cost of mineral properties abandoned or sold and their related deferred exploration costs are charged to operations in the current year.

The Company reviews capitalized costs on its property interests on a periodic basis and recognizes an impairment in value based upon a review of exploration results, whether the Company has significant exploration plans in the immediate future and upon management’s assessment of the future probability of profitable revenues from the property or from the sale of the property. The recoverability of costs incurred on the mineral properties is dependent upon numerous factors including exploration results, environmental risks, commodity risks, political risks, and the Company’s ability to attain profitable production. Management’s assessment of the property’s estimated current fair market value may also be based upon a review of other property transactions that have occurred in the same geographic area as that of the property under review. The Company reviews its mineral properties on a periodic basis to determine if events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. It is reasonably possible, based on existing knowledge, that changes in future conditions in the near-term could require a change in the determination of the need for and amount of any write down.

Costs include the cash consideration and the fair market value of the shares issued for the acquisition of exploration properties. The carrying value is reduced by option proceeds or government assistance received until such time as the property cost and deferred expenditures are reduced to nominal amounts. Properties acquired under option agreements or by joint ventures, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

Property, plant and equipment
Assets are recorded at cost less accumulated amortization. The Company amortizes the cost less estimated residual values on a straight-line method over the estimated useful life of the asset. The estimated useful lives of the assets are as follows:

Building and other structures	2 years
Vehicles	2 years
Machinery and other equipment	2 years

Asset retirement obligations
The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depleted and amortized over the useful lives of the related assets. The Company did not have any material asset retirement obligations as at March 31, 2011 and 2010.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income taxes
The Company follows the asset and liability method of accounting for income taxes whereby future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax bases (temporary differences). Future income tax assets and liabilities are measured using enacted or substantively enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change occurs. A valuation allowance is provided to the extent that it is more likely than not that future income tax assets will not be realized. As at March 31, 2011, there are no income taxes payable.

Use of estimates
The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of the assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Significant estimates include factors affecting the recoverability of mineral properties, valuation of asset retirement obligations, share based payments and future tax assets and liabilities. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Financial instruments
Financial assets and financial liabilities that are purchased and incurred with the intention of generating profits in the near term are classified as held-for-trading. These instruments are measured at fair value with subsequent changes in fair value included in operations. The Company has no held-for-trading financial assets.

Financial assets that have a fixed maturity date and fixed or determinable payments, where the Company intends and has the ability to hold the financial asset to maturity are classified as held-to-maturity and are measured at amortized cost using the effective interest rate method. Any gains and losses arising from the sale of held-to-maturity financial assets are included in operations. Currently, the Company has no held-to-maturity financial assets.

Items classified as loans and receivables are measured at amortized cost using the effective interest method. Any gains or losses on the realization of loans and receivables are included in operations. The Company’s cash and receivables are classified as loans and receivables. The estimated fair value of these financial instruments approximate their carrying value because of the limited term of these instruments.

Available-for-sale assets are those financial assets that are not classified as held-for-trading, held-to-maturity or loans or receivables, and are carried at fair value. Any gains or losses arising from the change in fair value are recorded as other comprehensive loss. Available-for-sale securities are written down to fair value through operations whenever it is necessary to reflect other than temporary impairment. Cumulative gains and losses arising upon the sale of the instrument are included in operations. The Company did not have any available-for-sale assets as at March 31, 2011 and 2010.

Financial liabilities that are not classified as held-to-maturity are classified as other financial liabilities, and are carried at amortized cost using the effective interest method. Any gains or losses arising from the realization of other financial liabilities are included in operations. The Company has classified accounts

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial instruments (Continued)
payable and accrued liabilities as other financial liabilities, which are carried at amortized cost. Due to their short-term natures, the fair values of these financial instruments approximate their carrying values, and are not subject to significant credit or interest rate risk.

Comprehensive loss
Other comprehensive loss represents the change in net equity for the period that arises from unrealized gains and losses on available-for-sale financial instruments, and changes in the fair market value of derivative instruments designated as cash flow hedges. Amounts included in other comprehensive loss are shown net of tax. Cumulative changes in other comprehensive loss are included in accumulated other comprehensive loss which is presented (if applicable) as a new category in shareholders’ equity. The Company has not classified any of its financial instruments as available for sale, and accordingly, for the period ended March 31, 2011, other comprehensive loss was equal to net loss.

Loss per share
Basic loss per share is calculated using the weighted number of shares outstanding for the period. Diluted loss per share is calculated using the treasury stock method. In order to determine diluted loss per share, the treasury stock method assumes that any proceeds from the exercise of dilutive stock options and warrants would be used to repurchase common shares at the average market price during the period, with the incremental number of shares being included in the denominator of the diluted loss per share calculation. The diluted loss per share calculation excludes any potential conversion of options and warrants that would increase earnings per share or decrease loss per share. All warrants and options were excluded from the diluted loss per share calculation for the period ended March 31, 2011 as they were anti-dilutive.

New accounting changes

Fair value hierarchy and liquidity risk disclosure
The Company classifies its fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels: (a) quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1); (b) inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices) (Level 2); and (c) inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3). At March 31, 2011 and 2010, the Company did not have any financial instruments carried at fair value.

Future accounting changes

International financial reporting standards ("IFRS")
In January 2006, the CICA Accounting Standards Board ("AcSB") adopted a strategic plan for the direction of accounting standards in Canada. As part of that plan, accounting standards in Canada for public companies will converge with International Financial Reporting Standards ("IFRS") beginning in 2011. IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company will be required to have prepared in time for its first quarter of fiscal 2012 filing, comparative financial statements in accordance with IFRS for the three months ended June 30, 2010. The Company has reviewed the differences between Canadian GAAP and IFRS and has determined that there are no material adjustments required to the Company's financial statements other than disclosure.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Future Accounting Changes (Continued)

International financial reporting standards ("IFRS") (Continued)
The Company's current policies with respect to accounting for mineral properties, share based payments and property, plant and equipment are in line with IFRS requirements. While the trigger for recording asset retirement obligations under IFRS is constructive rather than legal obligation, the Company has no constructive obligations as at April 1, 2010 or March 31, 2011. The Company is in the process of setting up procedures to capture information required under new IFRS reporting requirements.

Business combinations
CICA Handbook Section 1582 "Business Combinations", replaces Section 1581 - "Business Combinations" and provides the Canadian equivalent to International Financial Reporting Standards ("IFRS") 3 - Business Combinations. This applies to a transaction in which the acquirer obtains control of one or more businesses. Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value. Any interest in the acquiree owned prior to obtaining control will be remeasured at fair value at the acquisition date, eliminating the need for guidance on step acquisitions. Additionally, a bargain purchase will result in recognition of a gain and acquisition costs must be expensed. The Company will adopt this standard on April 1, 2011 and does not expect the adoption of this standard to have a material impact on its financial statements.

Consolidated financial statements and non-controlling interests
CICA Handbook Section 1601 "Consolidated Financial Statements" and Section 1602 "Non-Controlling Interests" replace Section 1600 "Consolidated Financial Statements". Section 1602 provides the Canadian equivalent to International Accounting Standard 27 -"Consolidated and Separate Financial Statements", for non-controlling interests. The Company will adopt these standards on April 1, 2011 and does not expect the adoption of this standard to have a material impact on its financial statements.

3.	CAPITAL MANAGEMENT

The Company will manage its capital structure and make adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors has not established quantitative return on capital criteria for management, but rather will rely on the expertise of the Company's management to sustain future development of the business. Management considers the Company’s capital structure to primarily consist of the components of shareholder’s equity.

The property in which the Company currently has an interest is in the exploration stage; as such the Company is dependent on external financing to fund its activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company's approach to capital management during the period from incorporation (September 10, 2010) to March 31, 2011. The Company is not subject to externally imposed capital requirements.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

4.	FINANCIAL RISK FACTORS

The Company's risk exposures and the impact on the Company's financial instruments are summarized below:

Credit risk

The Company's credit risk is primarily attributable to receivables. The receivables consist of harmonized sales tax due from the Federal Government of Canada. The Company has no significant concentration of credit risk arising from operations. Management believes that the risk concentration with respect to receivables is remote.

Liquidity risk

The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company has sufficient cash to fund its planned 2011 summer work program and administrative operations.

Market risk

(a) Interest rate risk
The Company has cash balances and no interest-bearing debt; therefore, interest rate risk is minimal.

(b) Foreign currency risk
The Company's functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars. The Company funds certain purchases and expenses from the United States on a cash call basis using US dollar currency converted from its Canadian dollar bank accounts held in Canada. As at March 31, 2011, the Company held US$398 in cash and US$34,049 in accounts payable. Management believes the foreign exchange risk derived from currency conversions is negligible and therefore does not hedge its foreign exchange risk. A 1% fluctuation in foreign exchange rates is not expected to have a material impact on the Company's financial position.

(c) Price risk
The Company is exposed to price risk with respect to commodity prices. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.

Sensitivity analysis
Based on management's knowledge and experience of the financial markets, the Company does not expect any material movements in the underlying market risk variables over the next three month period.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

5.	PROPERTY, PLANT AND EQUIPMENT

		Fiscal 2011		Fiscal 2010
		Accumulated	Net	Net
	Cost	Amortization	Book Value	Book Value

Building and other structures	$176,214	$-	$176,214	$-
Vehicles	174,751	3,912	170,839	-
Machinery and other equipment	33,668	303	33,365	-

	$384,633	$4,215	$380,418	$-

Most of the property, plant and equipment purchased by the Company was not available for use as of March 31, 2011, and accordingly amortization has not been taken on those assets. The cost of assets put in use, net of estimated residual value, are amortized over an average term of two years, the estimated useful life of the camp.

6.	MINERAL PROPERTIES

Kiyuk Lake Property

On October 26, 2010, the Company entered into an agreement with its parent Evolving to acquire 100% of Evolving's interest in the Option Agreement dated August 1, 2009, on the Kiyuk Property near Nueltin Lake in Nunavut. As a result of the transfer, the Company assumed all the obligations and commitments under the Option Agreement. The purchase price of the acquired asset was $1,417,959, which represented the carrying value of the property reflected in Evolving's financial statements. As consideration for the asset, on November 2, 2010, the Company issued 12,766,395 of its common shares to Evolving.

As the shareholders of Evolving ultimately continued to hold their respective interests in the Kiyuk Property, there was no resulting change of control. Consequently, the acquisition was accounted for using continuity-of-interest accounting under Canadian Institute of Chartered Accounts' ("CICA") Emerging Issues Committee Abstract 89 "Exchanges of Ownership Interests between Enterprises Under Common Control- Wholly and Partially-Owned Subsidiaries" ("EIC-89"). Under EIC-89 no fair value adjustments were made for the assets acquired by Prosperity. Prior to the date of acquisition, the Kiyuk Property is reflected in the Company's records at Evolving's carrying value with a corresponding credit to contributed surplus. The carrying value of the Kiyuk Property is reclassified from contributed surplus to share capital on the date that Prosperity issued shares to Evolving for the acquisition. In preparing the continuity of interests financial statements, the Company has not allocated any operating costs from Evolving on the basis that Evolving acquired the Kiyuk Property in August 2009 and given the limited time and focus given to property, allocations of operating costs were considered immaterial.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

6.	MINERAL PROPERTIES (Continued)

The original Option Agreement dated August 1, 2009, had a five year term of which four years were remaining at the time of the transfer. Under the terms of the Option Agreement, $60,000 was to be paid and 40,000 Evolving shares were to be issued in each of the four remaining years. The Optionor retains a 2% NSR on the property which can be reduced by the payment of US$2,000,000 for each 1% reduction in the NSR.

On October 28, 2010, the Company entered into an Amending Letter Agreement which revised the August 1, 2009 Option Agreement to reflect the transfer of the interest in the Kiyuk Property to Prosperity and to revise certain financial terms. Under the terms of the Amending Letter Agreement, the Optionor will receive $60,000 cash and 20,000 Evolving common shares and 60,000 Prosperity common shares each year for the remaining four years of the Option Agreement. The Company will issue to Evolving, that number of common shares with an equivalent market value to the market value of the Evolving shares issued.

As at March 31, 2011 and 2010, expenditures incurred on the Kiyuk Property were as follows:

	2011	2010
	$	$
Acquisition Costs:
Balance, beginning of the year	122,134	-
Additions during the year	91,105	122,134
Balance, end of year	213,239	122,134
Deferred Exploration Costs:
Balance, beginning of year	882,205	-
Advances	(5,785)	50,785
Assays	3,784	15,423
Geological consulting and other labour	262,242	73,941
Surveys and other studies	126,943	181,812
Field expenses	69,086	378,786
Travel, meals and accommodation	216,876	178,802
Permitting, license, maintenance fees	124,637	100
Insurance	7,691	-
Transportation and drilling	141,348	-
Administration and other	21,821	2,556
Balance, end of year	1,850,848	882,205

Total, March 31, 2011 and 2010	2,064,087	1,004,339

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

7.	RELATED PARTY TRANSACTIONS

The Company was incorporated as a wholly owned subsidiary of Evolving on September 10, 2010. As a result of a series of transactions, Evolving transferred at carrying value, the Kiyuk Property to Prosperity in exchange for shares which were subsequently distributed to Evolving shareholders by way of a dividend in kind.

The Company entered into a number of agreements with Evolving regarding the transfer of the Kiyuk Option Agreement to Prosperity, and the terms for reimbursement for future Evolving shares to be issued to the Optionor in settlement of annual share issuance requirements. (Note 6)

On October 26, 2010, the Company entered into a Funding Agreement with Evolving in which Evolving agreed to fund all expenditures related to the Spin Out Transaction up to a maximum of $300,000. As consideration, Prosperity would issue one common share for every $0.15 of transaction costs funded by Evolving. Transaction costs incurred to March 31, 2011 totalled $328,484. The Company issued 2,000,000 shares to Evolving valued at $300,000, of which 74,841 shares were used to satisfy the dividend payout for the Spin Out Transaction and 1,925,159 shares are subject to a three year escrow agreement.

On November 5, 2010, Evolving was the sole placee in the Company's $1,500,000 private placement. (Note 8)

As a result of the dividend, Evolving holds less than 50% of the outstanding shares of Prosperity. Evolving and Prosperity have three directors in common.

During the period from incorporation to March 31, 2011, the Company paid management fees of $14,000 to West Oak Capital Partners Inc., a company controlled by R. Bruce Duncan, CEO and $7,000 to Olga Nikitovic, CFO.

In addition, the Company paid or accrued geologist and other labour fees of $30,530 to Evolving. These costs are capitalized in Mineral Properties. As at March 31, 2011, $34,269 payable to Evolving for fees and expenses was included in accounts payable.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

8.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS

a)	Capital Stock

	Number
	of Shares	Value
	#	$
Authorized
Unlimited common shares without par value
Issued
Issued pursuant to incorporation	1	-
Issuance of shares pursuant to private placements	10,000,000	1,216,744
Issued for interest in mineral properties (Note 6)	12,766,395	1,417,959
Issued pursuant to funding agreement	2,000,000	300,000

Balance as of March 31, 2011	24,766,396	2,934,703

The Company was incorporated as a wholly owned subsidiary of Evolving on September 10, 2010. On incorporation, the Company issued one common share to Evolving for gross proceeds of $0.05.

On November 2, 2010, the Company issued 12,766,395 shares valued at $1,417,959 for the acquisition of 100% of the Kiyuk Property Option Agreement from its parent Evolving.

On November 5, 2010, the Company completed a non-brokered private placement in which it issued 10,000,000 units at a price of $0.15 for gross proceeds of $1,500,000 of which $283,256 was allocated to warrants. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable at $0.25 for two years. No commissions or finder's fees were payable on the transaction. Evolving was the sole placee for the private placement.

Pursuant to the Funding Agreement dated October 26, 2010, the Company issued 2,000,000 shares valued at $300,000 to Evolving.

b)	Stock options

The Company may grant stock options pursuant to a stock option plan which was established in accordance with the policies of the TSX Venture Exchange. The Board of Directors administers the Plan, pursuant to which the Board of Directors may grant from time to time incentive stock options up to an aggregate maximum of 10% of the issued and outstanding shares of the Company to directors, officers, employees, consultants or advisors. The options can be granted for a maximum term of ten years.

On March 4, 2011, the Company granted 1,800,000 options to directors, officers and consultants. The options are exercisable for a period of 5 years at $0.25 and have a grant date fair value of $453,435 which has been charged to the Statement of Operations and credited to Contributed Surplus.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

8.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS (Continued)

b)	Stock options (Continued)

As at March 31, 2011, the following options were issued, outstanding and exercisable:

Number of options	Exercise Price	Expiry Date
	$

1,800,000	0.25	March 4, 2016

The following weighted average assumptions were used for the Black-Scholes option pricing model valuation of options granted for the period ended March 31, 2011:

Fiscal 2011
Risk-free interest rate	2.76%
Expected life of options	5.0 years
Expected annualized volatility	109%
Expected dividend rate	0.00%

c)	Warrants

As at March 31, 2011, the following warrants were issued, outstanding and exercisable:

Number of shares	Exercise Price	Expiry Date
	$

5,000,000	0.25	November 5, 2012

The value of the outstanding warrants as at March 31, 2011, was $283,256.

The following weighted average assumptions were used for the Black-Scholes option pricing model valuation of warrants issued in the period ended March 31, 2011:

Fiscal 2011
Risk-free interest rate	1.4%
Expected life of warrants	2.0 years
Expected annualized volatility	121%
Expected dividend rate	0.00%

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

8.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS (Continued)

d)	Contributed Surplus

Contributed Surplus, March 31, 2009	$-
Additions to mineral expenditures funded by Evolving (Note 6)	1,004,339
Contributed Surplus, March 31, 2010 (Note 6)	$1,004,339
Additions to mineral expenditures funded by Evolving (Note 6)	413,620
Share based payments (Note 8(b))	453,435
Issuance of shares for purchase of the Kiyuk Property (Note 6)	(1,417,959)
Contributed surplus, March 31, 2011	$453,435

9.	INCOME TAXES

A reconciliation of income taxes at the statutory rate of 28.0% with the reported taxes is as follows:

	2011	2010
	$	$

Loss for the year from operations before income taxes	(803,242)	-

Expected income tax (recovery)	(224,900)	-
Stock-based compensation	127,000	-
Change in substantively enacted tax rate	10,500	-
Change in valuation allowance	87,400	-
Future income tax	-	-

The significant components of the Company’s future income tax assets and liabilities are as follows:

	2011	2010
	$	$
Future income tax assets at 25%
Mineral properties and exploration expenditures	87,400	-
Valuation allowance	(87,400)	-
	-	-

As at March 31, 2011, the Company had approximately $1,417,959 of Canadian development expenditures and $995,935 of Canadian exploration expenditures which, under certain circumstances, may be used to reduce taxable income of future years.

PROSPERITY GOLDFIELDS CORP.
(A Development Stage Entity)
Notes to the Financial Statements March 31, 2011

10.	COMMITMENTS AND CONTINGENCIES

Environmental Contingencies

The Company’s exploration activities are subject to various federal and provincial laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company expects to make in the future, expenditures to comply with such laws and regulations.

Mineral Property Commitments
See Note 6.

11.	SUBSEQUENT EVENTS

In April 2011, the Company completed a non-brokered private placement in which it issued 4,000,000 flow-through units and 11,470,604 non-flow-through units at $0.30 per unit for gross proceeds of $4,641,181. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the subscriber to acquire one additional common share for a period of two years at a price of $0.45 per common share. Finders' fees consisted of $123,431 cash and 145,800 common shares valued at $80,190. At March 31, 2011, the Company had received $2,001,181 in subscription proceeds which have been classified as Shares to be Issued in the equity section of the Balance Sheet. The Company also incurred $7,490 in issue costs related to the financing which have been classified as deferred transaction costs as at March 31, 2011.

PROSPERITY GOLDFIELDS CORP.

Management Discussion and Analysis
For the year ended March 31, 2011

June 27, 2011

The following discussion and analysis should be read in conjunction with the audited financial statements for the years ended March 31, 2011 and 2010 and related notes included therein. All monetary amounts, unless otherwise indicated, are expressed in Canadian dollars. Additional regulatory filings for the Company can be found on the SEDAR website at www.sedar.com.

Forward-Looking Statements

Certain statements contained in this document constitute “forward-looking statements”. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “propose”, “anticipate”, “believe”, “forecast”, “estimate”, “expect” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company does not intend, and does not assume any obligation, to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Overview

Prosperity Goldfields Corp. (“Prosperity” or the "Company") is a junior natural resource company focused on the acquisition and exploration of natural resource properties in precious metals and base metals. Prosperity was incorporated under the Canada Business Corporations Act on September 10, 2010.

The Company was originally incorporated as a wholly owned subsidiary of Evolving Gold Corp. ("Evolving").The Company and Evolving entered into a series of transactions by which the assets of Evolving relating to a property known as the "Kiyuk Property" near Nueltin Lake in Nunavut were transferred to Prosperity in consideration for common shares of Prosperity, and such common shares were distributed to shareholders of Evolving by way of a dividend in kind. This series of transactions is referred to as the "Spin Out Transaction". The Company filed a long form prospectus with the Securities Commissions to qualify the stock dividend to be issued pursuant to the Spin Out Transaction. Under the dividend-in-kind transaction, each Evolving Gold shareholder received one Prosperity share for every ten Evolving Gold shares held on the record date (February 16, 2011), and the number of Prosperity shares issued was rounded down to the nearest whole number of Prosperity shares.

On February 2, 2011, the final Prospectus was filed and the Company became a reporting issuer in all of the provinces and territories in Canada. On March 3, 2011, the Spin Out Transaction was complete, the dividend was distributed and the Company became publically traded. The Company is listed on the TSX Venture Exchange under the symbol “PPG.”

As the shareholders of Evolving ultimately continued to hold their respective interests in the Kiyuk Property, there was no resulting change of control. Consequently, the acquisition was accounted for using continuity-of-interest accounting under Canadian Institute of Chartered Accounts' ("CICA") Emerging Issues Committee Abstract 89 "Exchanges of Ownership Interests between Enterprises Under Common Control- Wholly and Partially-Owned Subsidiaries" ("EIC-89"). Under EIC -89 no fair value adjustments were made for the assets acquired by Prosperity. Prior to the date of acquisition, the Kiyuk

Property is reflected in the Company's records at Evolving's carrying value with a corresponding credit to contributed surplus. The carrying value of the Kiyuk Property is reclassified from contributed surplus to share capital on the date that Prosperity issued shares to Evolving for the acquisition. In preparing the continuity of interests financial statements, the Company has not allocated any operating costs from Evolving on the basis that Evolving acquired the Kiyuk Property in August 2009 and given the limited time and focus given to property, allocations of operating costs were considered immaterial.

Overall Performance

The net loss for the year ended March 31, 2011 was $803,242 compared to $Nil in the prior year. The three major components of the loss include: $297,822 for Spin Out Transaction expenses, and $453,435 for stock-based compensation.

In October 2010, the Company acquired 100% of Evolving's interest in the Kiyuk property Option Agreement. Under the terms of the transfer, the Company assumed all the obligations and commitments under the original Option Agreement. The purchase price of the acquired asset was $1,417,959 which represented the carrying value of the property reflected on Evolving's financial statements. As consideration for the asset, the Company issued 12,766,395 common shares to Evolving. The Option Agreement was amended on October 28, 2010 to revise certain financial terms. The revision required that Evolving would continue to be committed to issue a specified number of shares on each anniversary date of the Option Agreement. Prosperity has agreed to reimburse Evolving for the future share issuances by providing Evolving with shares of Prosperity.

Significant expenditures were incurred for the Spin Out Transaction. In October 2010, the Company and Evolving agreed that Evolving would fund the expenditures up to a maximum of $300,000 (including HST) and that the Company would reimburse Evolving by issuing one common share of Prosperity for every $0.15 of costs incurred. The expenditures exceeded $300,000 therefore the Company issued 2,000,000 shares to Evolving in settlement of the amount owing.

In November 2010, the Company closed a private placement in which it issued 10,000,000 units for gross proceeds of $1,500,000. Each unit consisted of one common share and one half of one common share purchase warrant. Each full warrant is exercisable at $0.25 for a period of two years. Evolving was the only placee.

As part of the Spin Out Transaction, the Company completed and filed a Prospectus which was accepted for final filing on February 2, 2011. As part of the Prospectus process, a 43-101 Technical Report was prepared for the Kiyuk property. The Report recommended a two phase work program whereby Phase II would be contingent on favourable results from Phase I. The Company had planned to begin the Phase I work program in mid-March 2011, however as a result of permitting delays, permits were not received until mid June 2011. Camp construction will begin imminently with drilling to begin in early July 2011.

Subsequent to March 31, 2011, the Company announced that it closed a non-brokered private placement in which it issued 15,470,604 units at a price of $0.30 per unit for gross proceeds of $4,641,181. The Company will utilize the funds for its upcoming work program and for working capital purposes.

Operating Activities

Kiyuk Property

On October 26, 2010, the Company entered into an agreement with its parent Evolving to acquire 100% of Evolving's interest in the Option Agreement dated August 1, 2009, on the Kiyuk Property near Nueltin Lake in Nunavut. The Kiyuk Property is situated in southern Nunavut and comprises 50 contiguous mineral claims totalling 42,912 hectares that fall on Crown land within Nunavut Territory’s Kivalliq District.

As a result of the transfer, the Company assumed all the obligations and commitments under the Option Agreement. The financial terms of the acquisition are disclosed in the notes to the financial statements. The original Option Agreement had a five year term of which four years were remaining at the time of the transfer. The Optionor retains a 2% NSR on the property which can be reduced by the payment of US$2,000,000 for each 1% reduction in the NSR.

Prior to Evolving entering into the option agreement with respect to the Kiyuk Claims on August 1, 2009, Newmont Mining Corporation ("Newmont") had an option to acquire certain of the Kiyuk claims from June 2005 until April 2009 when Newmont cancelled the agreement. Newmont completed its first drilling program at the Kiyuk Property in May 2008. Prosperity understands that the program encountered technical difficulties, and it is believed that these difficulties resulted in the program not adequately testing certain targets. Despite these difficulties, after completion of this drilling program, Newmont staked additional claims in the area comprising the Kiyuk Property. Prosperity believes that shortly after completion of the initial drilling program at the Kiyuk Property, Newmont terminated most of its greenfield exploration programs as a result of a change in corporate strategy.

In 2009, as part of its due diligence review related to its acquisition of the Kiyuk Option, Evolving Gold undertook a technical review of Newmont’s May 2008 drilling program at the Kiyuk Property. As a result of this review, Evolving Gold’s view was that drilling results at the Kiyuk Property could have been improved if a different drill orientation was employed. It was encouraged that most holes from the May 2008 drilling program intersected significant gold mineralization.

There are nine main showings present at the Kiyuk Lake Property: Gold Point; Airstrip; Cobalt; Rusty; Moose; North Snake Lake; Southern Cobalt; Heart Pond; and Snake Lake South. Since the acquisition of the Kiyuk option agreement in August 2009, Evolving conducted sampling and mapping at the Rusty and Gold Point showings, ran ten Titan IP survey lines at the Gold Point and Cobalt showings and conducted a ground magnetic survey covering approximately 1 square km on the Gold Point showing. An airborne gradient magnetic VLF and radiometric survey was also undertaken; however, it was only partially completed due to poor weather conditions.

A 43-101 Technical Report was prepared on the Kiyuk property by MacKevoy Geosciences Ltd. and is available on SEDAR. The report indicated that the Kiyuk Property has significant merit for an early stage exploration project, and that further exploration is warranted. The report recommended a two-phase progressive exploration program. The first phase, consisting of at least 1,000 m of diamond drilling from multiple drill sites, should test high priority targets such as the Cobalt, Airstrip, and Gold Point showings with a view to providing a clearer picture of the strength and distribution of gold mineralization on the Property.

The 43-101 Report recommended that Phase II be undertaken if the results from Phase I are encouraging. Phase II would be a more extensive program to evaluate areas with less surface sample information (such as Snake Lake South), areas delineated primarily by geophysical anomalies (such as the core of Kiyuk Lake), and the continued extension of mineralized horizons/zones to depth. Phase II would consist of at least 4,000 m of diamond drilling.

The Company began acquiring major equipment, camp facilities and field supplies for the Phase I work program in December 2010. Permits were secured for moving gear overland during the winter months of 2010–2011. Fuel has been mobilized and cached. The Company has selected its drill targets and has received its drill permits. Bodnar Drilling Ltd. was hired to carry out the drill program which was expected to begin in mid-March 2011. Due to delays in the permitting process, the Company did not receive its water and camp permits until mid June 2011. The Company is now in the process of constructing the camp and anticipates drilling will commence around July 10, 2011.

As at March 31, 2011, the Company had incurred $213,239 in acquisition costs and $1,850,848 towards deferred development costs for the Kiyuk property.

Selected Annual Information
Financial Information

	2011	2010
	$	$
Revenue	11	-
Net Loss for the year	(803,242)	-
Net Loss per common share, basic and diluted	(0.05)	-
Weighted average number of common shares outstanding	16,721,608	-
Balance Sheet Data
Working capital (deficit)	2,417,338	-
Total assets	5,153,070	1,004,339
Long-term debt (asset retirement obligation)	Nil	-

Results of Operations

The net loss for the year ended March 31, 2011 was $803,242 compared to $Nil in the prior year. The three major components of the loss include:

  $297,822 for Spin Out Transaction expenditures such as legal, filing fees, audit, shareholder communications and consultants;

  $453,435 for stock-based compensation;

  $21,000 for the payment of management fees which commenced in February 2011; and

  $15,000 for the accrual of year- end audit fees.

As at March 31, 2011, the Company had not recorded any revenue from its project.

In future reporting periods, the results of operations will reflect the overhead costs incurred for mineral property acquisitions and exploration expenses incurred by the Company to maintain good standing with the various regulatory authorities and to provide an administrative infrastructure to manage the acquisition, exploration and financing activities of the Company. General and administrative costs can be expected to increase or decrease in relation to the changes in activity required as property acquisitions and exploration continues.

Summary of Quarterly Results

The following table sets out selected quarterly information for the time periods available. The results for the remaining five quarters was $Nil.

Three Months Ended	March 31, 2011	December 31, 2010	September 30, 2010
	$	$	$
Revenue	11	-	-
Net Loss	603,734	158,054	41,454
Net Loss per common share	(0.04)	(0.01)	(41,454)

Notes:    Loss from Operations and Net Loss are the same for all quarters shown.

The net loss for the three months ended March 31, 2011 was $603,734. The amounts and explanation for the major expenditures are the same as for the year ended March 31, 2011 except for the Spin Out Transaction expenditures which accounted for $98,114 of the increase.

Liquidity and Capital Resources

The Company’s cash position at March 31, 2011 was $2,612,248.

At March 31, 2011, the Company had working capital of $2,417,338. For the year ended March 31, 2011, the Company utilized $36,884 for operating activities and $1,234,869 for mineral property expenditures and property, plant and equipment purchases. The Company obtained $3,501,181 from private placements and received contributions of $382,820 from parent towards mineral property expenditures.

The Company closed a non-brokered private placement in which it issued 10,000,000 units for a price of $0.15 per unit for gross proceeds of $1,500,000. Each unit consisted of a common share and one half share purchase warrant. Each full warrant is exercisable at $0.25 for two years.

Subsequent to March 31, 2011, the Company closed a non-brokered private placement in which it issued 4,000,000 flow through units and 11,470,604 non-flow through units at $0.30 per unit for gross proceeds of $4,641,181. Each unit consisted of one common share and one-half of one common share purchase warrant. Each full warrant is exercisable at $0.45 for two years. As at March 31, 2011, $2,001,181 of the subscription proceeds from this financing were received.

The Company has sufficient cash to fund its work programs and operating expenses for the current year.

There were no material credit facilities in place as at March 31, 2011.

Any commitments to pay cash or issue shares are disclosed in the notes to the financial statements.

Related Party Transactions

The Company was incorporated as a wholly owned subsidiary of Evolving on September 10, 2010. As a result of a series of transactions, Evolving transferred at carrying value, the Kiyuk property to Prosperity in exchange for shares which were subsequently distributed to Evolving shareholders by way of a dividend in kind.

The Company entered into a number of agreements with Evolving regarding the transfer of the Kiyuk option agreement to Prosperity, and the terms for reimbursement for future Evolving shares to be issued to the Optionor in settlement of annual share issuance requirements.

On October 26, 2010, the Company entered into a Funding Agreement with Evolving in which Evolving agreed to fund all expenditures related to the Spin Out Transaction up to a maximum of $300,000. As consideration, Prosperity would issue one common share for every $0.15 of transaction costs funded by Evolving. Transaction costs, including HST, incurred to March 31, 2011 totalled $328,484. The Company issued 2,000,000 shares to Evolving in two tranches: 74,841 shares on March 3, 2011 (valued at $11,226) which were used to satisfy the dividend ratio payout for the Spin Out Transaction; and 1,925,159 shares on March 24, 2011 (valued at $288,774) which are subject to a three year escrow agreement.

On November 5, 2010, Evolving was the sole placee in the Company's $1,500,000 private placement.

As a result of the dividend, Evolving holds less than 50% of the outstanding shares of Prosperity. Evolving maintains a significant influence over Prosperity and has three directors in common.

During the period from incorporation to March 31, 2011, the Company paid management fees of $14,000 to West Oak Capital Partners Inc., a company controlled by R. Bruce Duncan, CEO and $7,000 to Olga Nikitovic, CFO.

In addition, the Company paid or accrued geologist and other labour fees of $30,530 to Evolving. These costs are capitalized in Mineral Properties. As at March 31, 2011, $34,269 payable to Evolving for fees and expenses was included in accounts payable.

Off Balance Sheet Arrangements

The Company is not a party to any off balance sheet arrangements or transactions.

Critical Accounting Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include factors affecting the recoverability of mineral properties, valuation of asset retirement obligations, share based payments and future tax assets. Actual results could differ from management’s estimates.

Changes in Accounting Policies

Current Accounting Changes

Please refer to Note 2 of the financial statements for a summary of current accounting policy changes.

Future Accounting Changes
International Financial Reporting Standards (“IFRS”)
In January 2006, the CICA's Accounting Standards Board (“AcSB”) formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company will be required to have prepared, in time for its first quarter of fiscal 2012 filing, comparative financial statements in accordance with IFRS for the three months ended June 30, 2010.

The individual heading up the IFRS conversion for Prosperity has been trained on IFRS. The differences between current Canadian GAAP and IFRS have been assessed and it has been determined that there will likely not be any differences other than additional disclosure. The Company's current method of accounting for property, plant and equipment, financial instruments, asset retirement obligations and mineral properties is compliant with IFRS. The Company will continue to capitalize its mineral exploration expenditures and to carry its property plant and equipment at cost. Mineral exploration expenditures will be classified as tangible and intangible as appropriate given the nature of the expenditure. The Company does not have an employee benefits or pension plan. For options which are not vested immediately, the Company will treat each tranche of graded vested options as a separate option grant for valuation and accounting purposes and will estimate forfeitures at the time of grant. The Company does not have any constructive or legal asset retirement obligations. The Company's current assessment is that IFRS will result in significantly more disclosure within the financial statements and the Company is in the process of setting up procedures to capture data required for the new reporting requirements.

Financial Instruments

Canadian generally accepted accounting principles require that the Company disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the balance sheet date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The carrying amounts of cash, receivables and accounts payable and accrued liabilities on the balance sheet approximate fair market value because of the limited term of these instruments.

The Company does not believe it is exposed to significant interest, currency or credit risk arising from these financial instruments.

Proposed Transactions

The Company continues to review and assess possible transactions.

Contingencies

The Company does not have any contingencies or commitments other than those disclosed in the notes to the March 31, 2011 financial statements.

Subsequent Events

There are no material subsequent events other than those disclosed in the notes to the financial statements.

Management’s Responsibility for Financial Statements

The information provided in this report, including the financial statements, is the responsibility of management. In the preparation of these statements, estimates are sometimes necessary to make a determination of future values for certain assets or liabilities. Management believes such estimates have been based on careful judgements and have been properly reflected in the financial statements.

Other MD&A Requirements

As at June 27, 2011, the Company has 40,382,800 shares outstanding, or 54,918,102 shares on a fully diluted basis. If the Company were to issue 12,735,302 upon conversion of all of its outstanding warrants and 1,800,000 upon conversion of its outstanding options, it would raise $5,180,886.

PROSPERITY GOLDFIELDS CORP.

CORPORATE DATA

June 27, 2011

HEAD OFFICE		SOLICITORS

Suite 1980 - 1075 West Georgia Street		Aird & Berlis LLP
Vancouver, BC V6E 3C9		Barristers and Solicitors
Tel: (604) 685-6375		BCE Place, Suite 1800
Fax: (604) 909-1163		Box 754, 181 Bay Street
Toronto, Ontario M5J 2T9
Tel: (416) 865-4631
Fax: (416) 863-1515

REGISTRAR & TRANSFER AGENT		AUDITORS

Computershare Investor Services		McGovern, Hurley, Cunningham, LLP
1510 Burrard Street, 3nd Floor		2005 Sheppard Avenue East, Suite 300
Vancouver, BC V6C 3B9		Toronto, Ontario M2J 5B4
Phone: (416) 496-1234
Fax: (416) 496-0125

DIRECTORS AND OFFICERS		INVESTOR CONTACTS

R. Bruce Duncan	CEO & Director	R. Bruce Duncan
R. Stuart Angus, LLB	Director	(905) 813-8408
Robert Barker, Ph.D.	Director
Olga Nikitovic, CA	CFO & Corporate Secretary

CAPITALIZATION		LISTINGS

Authorized:	Unlimited	TSX Venture Exchange
Issued:	40,382,800	Trading Symbol: PPG
Escrow:	10,732,644

PROSPERITY GOLDFIELDS CORP.

CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2011
(EXPRESSED IN CANADIAN DOLLARS)

(UNAUDITED - PREPARED BY MANAGEMENT)

PROSPERITY GOLDFIELDS CORP.
UNAUDITED CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
(EXPRESSED IN CANADIAN DOLLARS)
AS AT

	December 31,	March 31,
	2011	2011

ASSETS

Current
Cash and cash equivalents (Note 7)	$2,896,954	$2,612,248
Receivables (Note 8)	148,818	46,940
Prepaid expenses (Note 9)	11,291	41,887

	3,057,063	2,701,075

Deferred transaction costs (Note 14)	-	7,490
Property and equipment (Note 10)	665,058	380,418
Exploration and evaluation expenditures (Notes 11 and 13)	5,675,041	2,064,087

	$9,397,162	$5,153,070

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities (Note 13)	$102,910	$283,737

Restoration, rehabilitation and environmental obligations (Note 12)	153,607	-

	256,517	283,737

Shareholders' equity
Shares to be issued (Note 14)	-	2,001,181
Capital stock (Note 14)	8,212,928	2,934,703
Reserves (Note 14)	2,558,608	736,691
Deficit	(1,630,891)	(803,242)
	9,140,645	4,869,333

	$9,397,162	$5,153,070

Nature and continuance of operations (Note 1)
Commitments and contingencies (Notes 11 and 17)
Subsequent events (Note 18)

Approved on behalf of the Board:

“R. B. Duncan”, Director	“ Robert Barker”, Director

See accompanying notes to the unaudited condensed interim financial statements.

PROSPERITY GOLDFIELDS CORP.
UNAUDITED CONDENSED INTERIM STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE

	Three months ended	Three months ended	Nine months ended	Nine months ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
	(1)			(Note 11)

EXPENSES
Management fees (Note 13)	$63,000	$-	$132,000	$-
Office, rent, and miscellaneous (Note 13)	8,110	124	30,147	124
Professional fees	21,176	88,116	33,533	117,070
Consulting fees	15,000	9,320	15,000	21,820
Share-based compensation	(39,899)	-	548,145	-
Shareholder communications and promotion	27,950	28,763	50,765	28,763
Transfer agent and filing fees	1,571	28,137	31,051	28,137
Travel and accommodation	3,379	3,594	14,854	3,594

Loss before other items	100,287	158,054	855,495	199,508

OTHER ITEMS
Foreign exchange (gain) loss	(216)	-	389	-
Accretion expense	349	-	349	-
Interest (income)	(8,125)	-	(28,584)	-

	(7,992)	-	(27,846)	-

Net loss and other comprehensive loss for the period	$92,295	$158,054	$827,649	$199,508

Basic and diluted net loss per common share	$0.00	$0.01	$0.02	$0.02

Weighted average number of common shares outstanding – basic and diluted	43,350,546	14,274,102	41,517,777	11,725,156
(1)

During the three month period ended December 31, 2011, management determined that amortization expense and certain share-based compensation previously expensed in the unaudited condensed interim statement of loss and comprehensive loss for the six month period ended September 30, 2011, should have been capitalized as part of its exploration and evaluation expenditures. As a result of correcting this error, there was an increase to exploration and evaluation assets of $180,690 with a corresponding decrease in deficit as at September 30, 2011. Amortization expense decreased by $31,803 and $43,690 for the three month and six month periods ended September 30, 2011, respectively. Share-based compensation decreased by $137,000 for the three and six month periods ended September 30, 2011.

See accompanying notes to the unaudited condensed interim financial statements.

PROSPERITY GOLDFIELDS CORP.
UNAUDITED CONDENSED INTERIM STATEMENTS OF CASH FLOWS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTH PERIODS ENDED

	December 31,	December 31,
	2011	2010
		(Note 11)

CASH FLOW FROM OPERATING ACTIVITIES
Net loss for the period	$(827,649)	$(199,508)
Items not affecting cash:
Accretion expense	349	-
Share based compensation	548,145	-
	(279,155)	(199,508)
Change in non-cash working capital items:
(Increase) in receivables	(101,878)	(19,285)
Decrease (increase) in prepaid expenses	30,596	(20,000)
(Decrease) increase in accounts payable and accrued liabilities	(45,113)	217,742

Net cash flows from operating activities	(395,550)	(21,051)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from private placements	4,340,000	1,500,000
Share issue costs	(182,659)	-
Proceeds from warrant and option exercises	175,075	-
Amounts contributed by Evolving	-	382,820
Net cash flows from financing activities	4,332,416	1,882,820

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and evaluation expenditures	(3,418,902)	(393,153)
Purchase of property, plant and equipment	(233,258)	(26,705)
Long term deposit	-	(30,000)
Net cash flows from investing activities	(3,652,160)	(449,858)

Increase in cash and cash equivalents	284,706	1,411,911
Cash and cash equivalents, beginning of period	2,612,248	-

Cash and cash equivalents, end of period	$2,896,954	$1,411,911
Comprised of:
Cash	173,431	1,411,911
Money market instruments	2,723,523	-

Cash paid for taxes during the period	-	-

Supplemental disclosure with respect to cash flows (Note 15)

See accompanying notes to the unaudited condensed interim financial statements.

PROSPERITY GOLDFIELDS CORP.
UNAUDITED CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY
(EXPRESSED IN CANADIAN DOLLARS)

				Reserves
	Number of Shares	Capital Stock	Shares to be Issued	Equity settled share-based payments reserve	Warrant reserve	Deficit	Total
Balance, April 1, 2010	-	$-	$-	$1,004,339	$-	$-	$1,004,339
Exploration and evaluation expenditures funded by	-	-	-	413,620	-	-	413,620
Evolving (Note 11)
Issued pursuant to incorporation	1	-	-	-	-	-	-
Issued pursuant to private placements	10,000,000	1,216,744	-	-	283,256	-	1,500,000
Issuance of shares for purchase of Kiyuk (Note 11)	12,766,395	1,417,959	-	(1,417,959)	-	-	-
Net loss and comprehensive loss for the nine month period	-	-	-	-	-	(199,508)	(199,508)
Balance, December 31, 2010	22,766,396	2,634,703	-	-	283,256	(199,508)	2,718,451
Subscription funds received	-	-	2,001,181	-	-	-	2,001,181
Share-based compensation	-	-	-	453,435	-	-	453,435
Issued pursuant to funding agreement	2,000,000	300,000	-	-	-	-	300,000
Net loss and comprehensive loss for the three month period	-	-	-	-	-	(603,734)	(603,734)
Balance, March 31, 2011	24,766,396	2,934,703	2,001,181	453,435	283,256	(803,242)	4,869,333
Issued pursuant to private placement	17,970,604	5,099,870	(2,001,181)		1,241,311		4,340,000
Issued as finder's fees on private placement	145,800	36,170	-	-	-	-	36,170
Issued pursuant to acquisition of mineral properties	68,403	81,400	-	-		-	81,400
Issued pursuant to exercise of warrants	333,500	150,075	-	-		-	150,075
Value of warrants exercised	-	32,683	-	-	(32,683)	-	-
Issued pursuant to exercise of options	100,000	25,000	-	-		-	25,000
Value of options exercised	-	25,190	-	(25,190)	-	-	-
Share-based compensation	-	-	-	685,145	-	-	685,145
Share issue costs-cash	-	(149,840)	-	-	(32,819)	-	(182,659)
Share issue costs-non cash	-	(22,323)	-	-	(13,847)	-	(36,170)
Net loss and comprehensive loss for the nine month period	-	-	-	-	-	(827,649)	(827,649)
Balance, December 31, 2011	43,384,703	$8,212,928	$-	$1,113,390	$1,445,218	$(1,630,891)	$9,140,645

See accompanying notes to the unaudited condensed interim financial statements.

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

1.	NATURE AND CONTINUANCE OF OPERATIONS

Prosperity Goldfields Corp. (hereafter, the "Company” or “Prosperity”) was incorporated on September 10, 2010 under the Canada Business Corporations Act. At the time of incorporation, the Company was a wholly owned subsidiary of Evolving Gold Corp. ("Evolving"). The Company’s principal business is the acquisition and exploration of properties for the mining of precious and base metals. The Company is at the early stages of development on its projects and as such, to date, has not generated significant revenues from its operations.

The Company's head office is located at 1166 Alberni Street, Suite 605, Vancouver, British Columbia, V6E 3Z3.

The unaudited condensed interim financial statements were approved by the Board of Directors on February 23, 2012.

The Company is in the process of exploring its exploration and evaluation properties and has not yet determined whether the properties contain reserves that are economically recoverable. The recoverability of the amounts shown for exploration and evaluation expenditures are dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development of those reserves, the achievement of profitable production, or alternatively upon the Company’s ability to dispose of its interests on an advantageous basis. Changes in future conditions could require material write-downs of the carrying values. The Company’s assets may also be subject to increases in taxes and royalties, renegotiation of contracts and political uncertainty.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

The Company’s exploration activities are subject to various federal and provincial laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The Company and Evolving entered into a series of transactions by which the assets of Evolving relating to a property known as the "Kiyuk Property" near Nueltin Lake in Nunavut were transferred to Prosperity in consideration for common shares of Prosperity, and such common shares were distributed to eligible shareholders of Evolving by way of a dividend in kind. This series of transactions is referred to as the "Spin Out Transaction". The Company filed a long form prospectus with the Securities Commissions to qualify the stock dividend to be issued pursuant to the Spin Out Transaction. On February 2, 2011, the Company filed its final prospectus and became a reporting issuer in all provinces and territories of Canada. On March 3, 2011, the Spin Out Transaction was completed and the Company became publically traded on the TSXV under the symbol PPG.

As Prosperity acquired the Kiyuk Property from its parent at the time, these financial statements have been prepared on a continuity of interest basis.

These unaudited condensed interim financial statements have been prepared with the assumption that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at December 31, 2011, the Company had working capital of $2,954,153 and an accumulated deficit of $1,630,891 compared to working capital of $2,417,338 and an accumulated deficit of $803,242 as at March 31, 2011. The continuing operations of the Company are dependent upon its ability to continue to raise adequate financing and to commence profitable operations in the future. Management believes it will be successful in raising the necessary funding to continue operations in the normal course of operations. These condensed interim financial statements do not include the adjustments that would be necessary should the Company be unable to continue as a going concern. Such adjustments could be material.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

2.	STATEMENT OF COMPLIANCE

These condensed interim financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting ("IAS 34"), as issued by the International Accounting Standards Board ("IASB"), and its interpretations. Accordingly, these condensed interim financial statements do not include all of the information and footnotes required by International Financial Reporting Standards ("IFRS") for complete financial statements for year-end reporting purposes.

The Company's first quarter 2012 financial statements were its first IFRS condensed interim statements and accordingly included reconciliations of the impact of the transition from Canadian Generally Accepted Accounting Principles (GAAP) to IFRS as at April 1, 2010, June 30, 2010 and March 31, 2011 and on previously reported results for the period ended June 30, 2010 and the year ended March 31, 2011. The Company's current accounting policies and IFRS 1 exemptions are consistent with those provided in the Company's first quarter 2011 condensed interim statements. The impact of the transition from GAAP to IFRS for the three and nine months ended December 31, 2010 is explained in Note 19.

3.	BASIS OF PRESENTATION

These condensed interim financial statements have been prepared on a historical cost basis except for financial instruments classified as held-for-trading, which are stated at their fair value, and restoration, rehabilitation and environmental obligations, which is recorded at management’s best estimate. In addition, these condensed interim financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

In the preparation of these unaudited condensed interim financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period. Actual results could differ from these estimates. Results for the period ended December 31, 2011, are not necessarily indicative of results that may be expected for the full year ending March 31, 2012.

4.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these unaudited condensed interim financial statements.

Cash and cash equivalents
Cash and cash equivalents include balances with banks and short-term investments with original maturities of 90 days or less or which are readily convertible into a known amount of cash at any time without penalty. The Company's cash and cash equivalents are invested with major financial institutions in business accounts and guaranteed investment certificates that are available on demand by the Company.

Financial instruments
Financial assets and financial liabilities that are purchased and incurred with the intention of generating profits in the near term are classified as held-for-trading. These instruments are measured at fair value with subsequent changes in fair value recognized in the statement of loss and comprehensive loss. Currently, the Company's cash equivalents are classified as held-for-trading.

Financial assets that have a fixed maturity date and fixed or determinable payments, where the Company intends and has the ability to hold the financial asset to maturity are classified as held-to-maturity and are measured at amortized cost using the effective interest rate method. Any gains and losses arising from the sale of held to maturity financial assets are recognized in the statement of loss and comprehensive loss. Currently, the Company has no held-to-maturity financial assets.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial instruments (Continued)
Items classified as loans and receivables are measured at amortized cost using the effective interest method. Any gains or losses on the realization of loans and receivables are recognized in the statement of loss and comprehensive loss. The Company’s cash and receivables are classified as loans and receivables. The estimated fair values of these financial instruments approximate their carrying values because of the limited terms of these instruments.

Available-for-sale assets are those financial assets that are not classified as held-for-trading, held-to-maturity or loans or receivables, and are carried at fair value. Any gains or losses arising from the change in fair value are recorded as other comprehensive income. Available-for-sale investments are written down to fair value through operations whenever it is necessary to reflect other than temporary impairment. Cumulative gains and losses arising upon the sale of the instrument are included in operations. Currently, the Company has no available-for-sale financial assets. Regular way purchases and sales of financial assets are accounted for at the trade date.

Financial liabilities that are not classified as held-to-maturity are classified as other financial liabilities, and are carried at amortized cost using the effective interest method. Any gains or losses arising from the realization of other financial liabilities are recognized in the statement of loss and comprehensive loss. The Company has classified accounts payable and accrued liabilities as other financial liabilities, which are carried at amortized cost. Due to their short-term natures, the fair values of these financial instruments approximate their carrying values, and are not subject to significant credit or interest rate risk.

The Company classifies its fair value measurements using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels: (a) quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1); (b) inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices) (Level 2); and (c) inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3). At December 31, 2011, the Company's financial instruments that were carried at fair value, consisted of cash equivalents which have been classified as Level 2 within the fair value hierarchy. There were no financial instruments carried at fair value as of March 31, 2011.

Impairment of financial assets
Financial assets are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired when there is objective evidence that the estimated future cash flows of the assets have been negatively impacted. The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced by the amount of the impairment and the loss is recognized in the statement of loss and comprehensive loss.

If in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed to the extent that the carrying value of the asset does not exceed what the amortized cost would have been had the impairment not been recognized. Any subsequent reversal of an impairment loss is recognized in the statement of loss and comprehensive loss.

If an available-for-sale asset is impaired, an amount comprising the difference between its cost and its current fair value, less any impairments previously recognized in profit or loss, is transferred from equity to profit or loss. Reversals in respect of equity instruments classified as available-for-sale are not recognized in the statement of loss and comprehensive loss.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of non financial assets
At each date of the statement of financial position, the Company reviews the carrying amounts of its non-financial assets to determine whether there is an indication that those assets have suffered an impairment loss. If such an indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. The recoverable amount is the higher of the fair value less costs to sell and the value in use. If the recoverable amount is less than the carrying amount of the asset, the carrying amount is reduced to the recoverable amount and the impairment loss is recognized in the statement of loss and comprehensive loss.

Property and equipment
Property and equipment is stated at cost less accumulated amortization and accumulated impairment losses. The cost of an item consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

The Company amortizes the cost less estimated residual values on a straight-line method over the estimated useful life of the asset. The estimated useful lives of the assets are as follows:

Building and other structures	2 years
Machinery and other equipment	2 years
Vehicles	2 years

An asset is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of loss and comprehensive loss.

The Company conducts an annual assessment of the residual balances, useful lives and amortization methods being used for property, plant and equipment and any changes arising from the assessment are applied by the Company prospectively.

Foreign currency translation
The Canadian dollar is the functional and reporting currency of the Company. Under this method, all monetary assets and liabilities are translated at the rate of exchange at the statement of financial position date and non-monetary assets and liabilities are translated at historical exchange rates, unless such items are carried at market, in which case they are translated at the exchange rates in effect on the statement of financial position date. Income and expenses are translated at the rates approximating those at the transaction dates. Gains and losses arising from translation of foreign currency monetary assets and liabilities are recognized in the statement of loss and comprehensive loss.

Exploration and evaluation expenditures
All of the Company’s property interests are in the exploration and evaluation phase. The Company records its interests in properties and areas of geological interest at cost. Expenditures incurred prior to obtaining the legal right to explore are expensed. All direct and indirect costs relating to the acquisition and exploration of these interests are capitalized on the basis of specific claim blocks or areas of geological interest until the properties to which they relate are placed into production, sold or management has determined there to be impairment. These costs will be amortized on the basis of units produced in relation to the reserves available on the related property following commencement of production. The Company classifies the costs between intangibles and property and equipment based on the nature of the costs incurred.

The cost of property interests includes any cash consideration paid and the fair market value of shares issued, if any, on the acquisition of property interests. Acquisition costs of properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts when the payments are made. The recorded amounts of property claim acquisition costs and their related exploration and evaluation costs represent actual expenditures incurred and are not intended to reflect present or future values.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Exploration and evaluation expenditures (Continued)
The Company reviews capitalized costs on its mineral properties on a periodic basis and when events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company will recognize an impairment in value based upon current exploration results and upon management’s assessment of the future probability of revenues from the property or from the sale of the property.

Restoration, rehabilitation and environmental obligations
A legal or constructive obligation to incur restoration, rehabilitation and environmental costs may arise when environmental disturbance is caused by the exploration, development or ongoing production of a mineral property interest. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value, are provided for and capitalized to the carrying amount of the asset, as soon as the obligation to incur such costs arises. Discount rates using a pretax rate that reflects the time value of money are used to calculate the net present value. These costs are charged against profit or loss over the economic life of the related asset, through amortization using the unit-of-production method. Changes to the current market based discount rate, amount or timing of the underlying cash flows needed to settle the obligation impact the carrying value of the asset and liability. The related liability is adjusted each period for the unwinding of the discount rate with a corresponding charge to the statement of loss and comprehensive loss.

Provisions
Provisions are recorded when a present legal or constructive obligation exists as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract.

The Company has no material provisions at December 31, 2011 or March 31, 2011.

Share-based payment transactions
In situations where equity instruments are issued to non employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share based payment. Otherwise, share based payments are measured at the fair value of goods or services received.

The fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in the equity settled share-based payments reserve account. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee, including directors of the Company.

The fair value is measured at the grant date and recognized over the period during which the options vest. The fair value of the options granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. At each statement of financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest.

Where the terms of an equity settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

The value of unexercised expired stock options and warrants are transferred to deficit.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Flow-through shares
The Company has financed a portion of its exploration activities through the issue of flow-through shares, which offer a tax incentive to Canadian investors by transferring the tax deductibility of exploration expenditures from the Company to the investor.

The Company has adopted a policy whereby flow-through proceeds are allocated between the offering of the common shares and the sale of tax benefits when the common shares are offered. The allocation is made based on the difference between the quoted price of the common shares and the amount the investor pays for the flow-through shares. A liability is recognized for the premium paid by the investors. Upon renunciation of the flow through expenditures for Canadian income tax purposes, the liability component is derecognized and a deferred income tax liability is recognized for the taxable temporary difference created at the Company's applicable tax rate which is expected to apply in the year the deferred income tax liability will be settled. Any difference between the amount of the liability component derecognized and deferred income tax liability recognized is recorded in the statement of loss and comprehensive loss.

Resource expenditure deductions for income tax purposes related to exploration and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. The Company indemnifies subscribers for any related tax amounts that become payable by the subscribers as a result of the Company not meeting its expenditures commitments.

Income taxes
Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is provided using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and to the extent that the Company does not consider it probable that a future tax asset will be recovered, it is not recognized.

Loss per share
Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share reflects the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the period, if dilutive. The “treasury stock method” is used for the assumed proceeds upon the exercise of the options and warrants that are used to purchase common shares at the average market price during the period. During the three and nine months ended December 31, 2011 and December 31, 2010, all the outstanding stock options and warrants were anti-dilutive.

Comprehensive loss
Other comprehensive loss represents the change in net equity for the period that arises from unrealized gains and losses on available-for-sale financial instruments. Amounts included in other comprehensive loss are shown net of tax. Cumulative changes in other comprehensive loss are presented separately in the condensed interim statement of changes in equity. As at December 31, 2011 and March 31, 2011, the Company had no financial instruments classified as available for sale.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates
The preparation of these unaudited interim financial statements requires management to make estimates and assumptions that affect the reported amount of the assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. The impact of these estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. Estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Significant estimates made by the Company include factors affecting the recoverability of exploration and evaluation expenditures, valuation of restoration, rehabilitation and environmental obligations, inputs used for share-based payment transactions, inputs used for valuation of warrants and valuation of deferred tax assets and liabilities. Actual results could differ from those estimates.

Future accounting changes
Certain new standards, interpretations and amendments to existing standards have been issued by the IASB or IFRIC that are mandatory for accounting periods beginning after April 1, 2011 or later periods.

IFRS 7 Financial instruments - Disclosures (“IFRS 7”) was amended by the IASB in October 2010 and provides guidance on identifying transfers of financial assets and continuing involvement in transferred assets for disclosure purposes. The amendments introduce new disclosure requirements for transfers of financial assets including disclosures for financial assets that are not derecognized in their entirety, and for financial assets that are derecognized in their entirety but for which continuing involvement is retained. The amendments to IFRS 7 are effective for annual periods beginning on or after July 1, 2011. The Company has not yet determined the impact of the amendments to IFRS 7 on its financial statements.

IFRS 9 Financial Instruments: Classification and Measurement (“IFRS 9”), effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, introduces new requirements for the classification and measurement of financial instruments. Management anticipates that this standard will be adopted in the Company's financial statements for the period beginning April 1, 2013, and has not yet considered the potential impact of the adoption of IFRS 9.

IFRS 10 Consolidated Financial Statements (“IFRS 10”) provides a single model to be applied in the control analysis for all investees, including entities that currently are special purpose entities in the scope of SIC 12. In addition, the consolidation procedures are carried forward substantially unmodified from IAS 27 Consolidated and Separate Financial Statements. The Company intends to adopt IFRS 10 in its financial statements for the annual period beginning on April 1, 2013. The Company has not yet determined the impact of the amendments to IFRS 10 on its financial statements.

IFRS 11 Joint Arrangements (“IFRS 11”) replaces the guidance in IAS 31 Interests in Joint Ventures. Under IFRS 11, joint arrangements are classified as either joint operations or joint ventures. IFRS 11 essentially carves out of previous jointly controlled entities, those arrangements which although structured through a separate vehicle, such separation is ineffective and the parties to the arrangement have rights to the assets and obligations for the liabilities and are accounted for as joint operations in a fashion consistent with jointly controlled assets/operations under IAS 31. In addition, under IFRS 11 joint ventures are stripped of the free choice of equity accounting or proportionate consolidation; these entities must now use the equity method.

Upon application of IFRS 11, entities which had previously accounted for joint ventures using proportionate consolidation shall collapse the proportionately consolidated net asset value (including any allocation of goodwill) into a single investment balance at the beginning of the earliest period presented. The investment’s opening balance is tested for impairment in accordance with IAS 28 Investments in Associates and IAS 36 Impairment of Assets. Any impairment losses are recognized as an adjustment to opening retained earnings at the beginning of the earliest period presented. The Company intends to adopt IFRS 11 in its financial statements for the annual period beginning

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Future accounting changes (Continued)
on April 1, 2013. The Company has not yet determined the impact of the amendments to IFRS 11 on its financial statements.

IFRS 13 Fair Value Measurement (“IFRS 13”) converges IFRS and US GAAP on how to measure fair value and the related fair value disclosures. The new standard creates a single source of guidance for fair value measurements, where fair value is required or permitted under IFRS, by not changing how fair value is used but how it is measured. The focus will be on an exit price. IFRS 13 is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company has not yet determined the impact of the amendments to IFRS 13 on its financial statements.

In December 2010, the IASB issued an amendment to IAS 12 – Income taxes (“IAS 12”) that provides a practical solution to determining the recovery of investment properties as it relates to the accounting for deferred income taxes. This amendment is effective for annual periods beginning on or after July 1, 2011, with earlier adoption permitted. The Company has chosen not to early adopt and does not anticipate this amendment to have a significant impact on its financial statements.

5.	CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business. Management considers the Company’s capital structure to primarily consist of the components of shareholders’ equity.

The property in which the Company currently has an interest is in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company's approach to capital management during the nine month period ended December 31, 2011. The Company is not subject to externally imposed capital requirements.

6.	FINANCIAL RISK FACTORS

There have been no changes in the risks, objectives, policies and procedures from the previous period. The Company's risk exposures and the impact on the Company's financial instruments are summarized below:

Credit risk
The Company's credit risk is primarily attributable to receivables. The receivables consist of sales tax due from the Federal Government of Canada. The Company has no significant concentration of credit risk arising from operations. Management believes that the credit risk concentration with respect to its receivables is remote.

Liquidity risk
The Company's approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. All of the Company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. The Company has sufficient cash to meet its current funding requirements. The Company believes it will be able to raise funds from equity markets to fund its future work for its work programs.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

6.	FINANCIAL RISK FACTORS (Continued)

Market risk
(a) Interest rate risk
The Company has cash and cash equivalent balances and no interest-bearing debt therefore, interest rate risk is minimal.

(b) Foreign currency risk
The majority of the Company’s administrative expenditures are transacted in Canadian dollars. The Company funds certain expenses in the United States on a cash call basis using US dollar currency converted from its Canadian dollar bank accounts held in Canada. Management does not hedge its foreign exchange risk. A 1% change in foreign exchange rates between the Canadian and US dollar at December 31, 2011 would not have a material impact on the Company’s financial statements.

(c) Price risk
The Company is exposed to price risk with respect to commodity prices. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.

(d) Title risk
Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Sensitivity analysis
Based on management's knowledge and experience of the financial markets, the Company does not expect material movements in the underlying market risk variables over the next three-month period.

7.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents of the Company are comprised of the following items:

	December 31,	March 31,
	2011	2011
Cash balances	$173,431	$611,067
Private placement proceeds in trust	-	2,001,181
Short term money market instruments	2,723,523	-
Total	$2,896,954	$2,612,248

The Company's short term money market instruments accrue interest at 1.2% per annum and are redeemable at any time without penalty.

8.	RECEIVABLES

The receivables balance is comprised of the following items:

	December 31,	March 31,
	2011	2011
Sales tax due from Federal Government	$148,818	$46,940
Other	-	-
Total	$148,818	$46,940

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

9.	PREPAID EXPENSES

The prepaid expense balance is comprised of the following items:

	December 31,	March 31,
	2011	2011
Insurance	$4,674	$23,675
Shareholder communication	3,000	12,000
Advances	420	6,212
Professional fees	3,197	-
Total	$11,291	$41,887

10.	PROPERTY AND EQUIPMENT

	Buildings and other structures	Machinery and other equipment	Vehicles	Total

Cost
Balance, April 1, 2010	$-	$-	$-	$-
Acquisitions	176,214	33,668	174,751	384,633
Balance, March 31, 2011	176,214	33,668	174,751	384,633
Acquisitions	172,000	118,618	95,898	386,516
Balance, December 31, 2011	$348,214	$152,286	$270,649	$771,149

Accumulated amortization
Balance, April 1, 2010	$-	$-	$-	$-
Amortization	-	303	3,912	4,215
Balance, March 31, 2011	-	303	3,912	4,215
Amortization	43,994	18,674	39,208	101,876
Balance, December 31, 2011	$43,994	$18,977	$43,120	$106,091

Carrying Value
At April 1, 2010	$-	$-	$-	$-
At March 31, 2011	$176,214	$33,365	$170,839	$380,418
At December 31, 2011	$304,220	$133,309	$227,529	$665,058

11.	EXPLORATION AND EVALUATION EXPENDITURES

Kiyuk Lake Property

On October 26, 2010, the Company entered into an agreement with its then parent, Evolving, to acquire 100% of Evolving's interest in the Option Agreement dated August 1, 2009, on the Kiyuk Property near Nueltin Lake in Nunavut. As a result of the transfer, the Company assumed all the obligations and commitments under the Option Agreement. The purchase price of the acquired asset was $1,417,959, which represented the carrying value of the property reflected in Evolving's financial statements. As consideration for the asset, on November 2, 2010, the Company issued 12,766,395 of its common shares to Evolving.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

11.	EXPLORATION AND EVALUATION EXPENDITURES (Continued)

As the shareholders of Evolving ultimately continued to hold their respective interests in the Kiyuk Property, there was no resulting change of control. Consequently, the acquisition was accounted for using continuity-of-interest accounting. No fair value adjustments were made for the assets acquired by Prosperity. Prior to the date of acquisition, the Kiyuk Property is reflected in the Company's records at Evolving's carrying value with a corresponding credit to equity settled share-based payments reserve. The carrying value of the Kiyuk Property is reclassified from equity settled share-based payments reserve to share capital on the date that Prosperity issued shares to Evolving for the acquisition. In preparing the continuity-of-interests financial statements, the Company has not allocated any operating costs from Evolving on the basis that Evolving acquired the Kiyuk Property in August 2009 and given the limited time and focus given to the property, allocations of operating costs were considered immaterial.

The original Option Agreement dated August 1, 2009, had a five year term of which four years were remaining at the time of the transfer. Under the terms of the Option Agreement, $60,000 was to be paid and 40,000 Evolving shares were to be issued in each of the four remaining years. The Optionor retains a 2% NSR on the property which can be reduced by the payment of US$2,000,000 for each 1% reduction in the NSR.

On October 28, 2010, the Company entered into an Amending Letter Agreement which revised the August 1, 2009 Option Agreement to reflect the transfer of the interest in the Kiyuk Property to Prosperity and to revise certain financial terms. Under the terms of the Amending Letter Agreement, the Optionor will receive $60,000 cash, 20,000 Evolving common shares and 60,000 Prosperity common shares each year for the remaining four years of the Option Agreement. The Company will issue to Evolving, that number of common shares with an equivalent market value to the market value of the Evolving shares issued. In September 2011, the second year anniversary payment was made. In October 2011, the Company issued 8,403 shares valued at $10,000 to Evolving as reimbursement for the 20,000 shares of Evolving issued to the Kiyuk Optionor.

As at December 31, 2011 and March 31, 2011, expenditures incurred on the Kiyuk Property were as follows:

	Nine months ended	Year ended
	December 31,	March 31,
	2011	2011
	$	$
Acquisition Costs:
Balance, beginning of the period	213,239	122,134
Additions during the period	141,400	91,105
Balance, end of period	354,639	213,239

Deferred Exploration Costs:
Balance, beginning of period	1,850,848	882,205
Advances	-	(5,785)
Amortization	101,876	-
Assays	65,795	3,784
Geological consulting and other labour	778,844	262,242
Surveys and other studies	3,730	126,943
Field expenses	102,628	69,086
Travel, meals and accommodation	1,042,633	216,876
Permitting, license, maintenance fees	29,562	124,637
Insurance	8,126	7,691
Transportation and drilling	1,315,182	141,348
Administration and other	21,178	21,821
Balance, end of period	5,320,402	1,850,848

Total	5,675,041	2,064,087

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

12.	RESTORATION, REHABILITATION AND ENVIRONMENTAL OBLIGATIONS

The Company has recorded an obligation of $153,607 related to the dismantling and removal of its camp. The obligation was calculated using an inflation rate of 2% and a discount rate of approximately 0.91% with the assumption that the obligation will be incurred in two years upon the expiry of the existing permits.

13.	RELATED PARTY TRANSACTIONS

Related parties include the Board of Directors, Executive Officers and any companies owned or controlled by them.

Trading Transactions
The Company entered into the following transactions with related parties:

			Nine months ended
	Nature of transactions	Notes	December 31,	December 31,
			2011	2010
West Oak Capital	Management fees	a	$78,000	$-
Olga Nikitovic	Management fees	b	$54,000	$-
Evolving Gold	Consulting & Administration	c,d	$77,450	$200,000

a) West Oak Capital is owned by R. B. Duncan, the Company's CEO. The fees paid to West Oak Capital relate to management fees.

b) Olga Nikitovic is the CFO and Corporate Secretary for the Company. The fees paid relate to financial management and accounting services which are charged to management fees.

c) At December 31, 2011, Evolving held 27.5% of the outstanding common shares of Prosperity and had two common directors. Fees of $67,450 relate to geologists and other labour which have been charged to exploration and evaluation expenditures. Fees of $10,000 relate to administrative support which has been charged to office, rent and miscellaneous expense. As at December 31, 2011, $15,534 is payable to Evolving. This amount is unsecured, non-interest bearing, with no fixed terms of repayment.

d) On October 26, 2010, the Company entered into a funding agreement with Evolving in which Evolving agreed to fund all expenditures related to the Spin Out Transaction up to a maximum of $300,000. As consideration, Prosperity would issue one common share for every $0.15 of transaction costs funded by Evolving. As at December 31, 2010, the Company incurred transaction costs of approximately $200,000 which were expensed in the statement of operations and reflected in payables. This amount is unsecured, non-interest bearing, with no fixed terms of repayment.

These transactions were in the normal course of operations and were measured at the transaction amount which is the amount established and agreed to by the related parties. The repayment terms are the same as those for arms length transactions.

Compensation of key management personnel
		Nine months ended
	Notes	December 31,	December 31,
		2011	2010
Salaries	a	$132,000	$-
Share-based payments	b	468,868	-

a) The Company does not pay any directors' fees nor does the Company pay any health or post employment benefits. The salaries include the fees for the CEO and CFO included in trading transactions above.
b) Share-based payments are the grant date fair value of options granted to key management (CEO and CFO) and directors.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

14.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS

Capital Stock

The Company has authorized an unlimited number of common shares without par value. As at December 31, 2011, the Company had 43,384,703 common shares outstanding (December 31, 2010: 22,766,396). The common shares outstanding at March 31, 2011 were 24,766,396.

The weighted average share price during the nine months ended December 31, 2011 was $0.78 (2010: $Nil).

In April 2011, the Company completed a non-brokered private placement in which it issued 4,000,000 flow-through units and 11,470,604 non-flow-through units at $0.30 per unit for gross proceeds of $4,641,181 of which $801,450 was allocated to warrants. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the subscriber to acquire one additional common share for a period of two years at a price of $0.45 per common share. Finders' fees consisted of $123,431 cash and 145,800 common shares valued at $36,170. Total cash issue costs were $167,824 of which $28,980 were allocated to warrants. At March 31, 2011, the Company had received $2,001,181 in subscription proceeds which was classified as shares to be issued and incurred $7,490 in issue costs related to the financing which were classified as deferred transaction costs.

In August 2011, 333,500 warrants were exercised for gross proceeds of $150,075.

In August 2011, the Company completed a non-brokered private placement in which it issued 2,500,000 units for gross proceeds of $1,700,000 of which $439,861 was allocated to warrants. Each unit consisted of one common share and one warrant exercisable at $0.85 for a period of two years. There were no finder’s fees payable on the transaction. Total issue costs were $14,835 of which $3,839 were allocated to warrants.

In September 2011, pursuant to the Amending Letter Agreement for the Kiyuk Property dated October 28, 2010, the Company paid $60,000 and issued 60,000 common shares valued at $71,400 to the optionor. In addition, Evolving Gold issued 20,000 common shares to the optionor. The Company issued 8,403 shares valued at $10,000 to Evolving as reimbursement. The value of the common shares was based on the market price of the shares at the time of issuance.

Share purchase warrants

At December 31, 2011, warrants were outstanding enabling holders to acquire shares as follows:

Expiry Date	Exercise Price $	Number of warrants	Remaining contractual life (years)	Currently exercisable	Remaining contractual life (years)
November 5, 2012	0.25	5,000,000	0.85	5,000,000	0.85
April 6, 2013	0.45	7,401,802	1.27	7,401,802	1.27
August 15, 2013	0.85	2,500,000	1.62	2,500,000	1.62
		14,901,802		14,901,802

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

14.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS (Continued)

Share purchase warrants (Continued)

The following is a summary of the warrant transactions for the nine months ended December 31, 2011 and the year ended March 31, 2011.

	Nine months ended		Year ended
	December 31, 2011		March 31, 2011

	Number Of Warrants	Weighted Average Exercise Price $	Number Of Warrants	Weighted Average Exercise Price $
Balance, beginning of the period	5,000,0000	0.25	-	-
Warrants issued pursuant to private placements	10,235,302	0.55	5,000,000	0.25
Warrants exercised	(333,500)	0.45	-	-
	9,901,802		5,000,000

Balance, end of period	14,901,802	0.45	5,000,000	0.25

The following weighted average assumptions were used for the Black-Scholes option pricing model valuation of warrants issued in the nine month period ended December 31, 2011 and the year ended March 31, 2011:

	Nine months	Year ended
	ended December 31	March 31,
	2011	2011
Risk-free interest rate	1.67%	1.40%
Expected life of warrants	2.0 years	2.0 years
Expected annualized volatility	103%	121%
Expected dividend rate	0%	0%

Stock options

The Company may grant stock options pursuant to a stock option plan which was established in accordance with the policies of the TSX Venture Exchange. The Board of Directors administers the Plan, pursuant to which the Board of Directors may grant from time to time incentive stock options up to an aggregate maximum of 10% of the issued and outstanding shares of the Company to directors, officers, employees, consultants and advisors. The options can be granted for a maximum of ten years.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

14.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS (Continued)

Stock options (Continued)

As at December 31, 2011, the following incentive stock options were outstanding:

		Options Outstanding		Options Exercisable
Expiry Date	Exercise Price $	Number of Options Outstanding	Weighted average remaining contractual life (years)	Number of Options Vested	Weighted average remaining contractual life (years)
March 22, 2012	0.25	350,000	0.22	350,000	0.22
March 22, 2012	0.50	250,000	0.22	250,000	0.22
March 4, 2016	0.25	1,350,000	4.18	1,350,000	4.18
July 25, 2016	0.50	1,300,000	4.57	1,300,000	4.57
August 12, 2016	0.85	150,000	4.62	37,500	4.62
		3,400,000	3.65	3,287,500	3.62

The following is a summary of the stock option transactions for the nine months ended December 31, 2011 and the year ended March 31, 2011:

	Nine months ended		Year ended
	December 31, 2011		March 31, 2011
	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $
Balance, beginning of the period	1,800,000	0.25	-	-
Options granted	1,700,000	0.53	1,800,000	0.25
Options exercised	(100,000)	0.25	-	-

Balance end of period	3,400,000	0.39	1,800,000	0.25

The following weighted average assumptions were used for the Black-Scholes option pricing model valuation of options granted for the nine month period ended December 31, 2011 and the year ended March 31, 2011:

	Nine month period ended December 31, 2011	Year ended March 31, 2011
Risk-free interest rate	2.14%	2.76%
Expected life of options	5.0 years	5.0 years
Expected annualized volatility	107%	109%
Expected dividend rate	0%	0%

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

14.	CAPITAL STOCK, STOCK OPTIONS AND WARRANTS (Continued)

Share based compensation

The Company granted 1,700,000 options (2010: Nil) for the nine month period ending December 31, 2011. In July 2011, the Company granted 1,550,000 options exercisable at $0.50 per share for a period of five years to directors and consultants. The options vested immediately. In August 2011, the Company granted 150,000 options exercisable at $0.85 per share for a period of five years to an investor relations company. The options vest quarterly over a twelve month period. Accordingly, share-based compensation expense for the nine months ended December 31, 2011 was $685,145 (2010: $Nil).

15.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Significant non-cash transactions for the nine months ended December 31, 2011 consisted of:

a)	A decrease in accrued exploration and evaluation expenditures of $128,224.
b)	A decrease in accrued share issue costs of $7,490.
c)	Issued 145,800 shares valued at $36,170 as finder's fees for the April 2011 private placement.
d)	Issued 68,403 shares valued at $81,400 pursuant to the Amending Letter Agreement for the Kiyuk Property.
e)	Accrual of restoration, rehabilitation and environmental obligations of $153,258, capitalized to property and equipment.
f)	Amortization of $101,876 included in exploration and evaluation expenditures.
g)	Share-based compensation of $137,000 included in exploration and evaluation expenditures.

Significant non-cash transactions for the nine months ended December 31, 2010 consisted of:
a)	Issued 12,766,395 shares valued at $1,417,959 for the acquisition of mineral properties.
b)	Parent (Evolving) issued 40,000 shares valued at $30,800 for the acquisition of mineral properties.

16.	SEGMENTED INFORMATION

The Company primarily operates in one reportable operating segment, being the acquisition and exploration of mineral properties in Canada. As the operations comprise a single reporting segment, amounts disclosed in the unaudited condensed interim financial statements also represent segment amounts.

17.	COMMITMENTS AND CONTINGENCIES

The Company’s exploration and evaluation activities are subject to various federal and provincial laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

18.	SUBSEQUENT EVENTS

Pursuant to a letter of intent (“Letter Agreement”) dated January 4, 2012, the Company and Smash Minerals Corp. ("Smash") have agreed, subject to certain conditions, to amalgamate to form a new company (“Amalco”), to be known as Prosperity Goldfields Corp. The amalgamation will be completed on the basis of one common share of Prosperity for each common share of Amalco and 1.6 common shares of Smash for each common share of Amalco. All warrants and options of Prosperity and Smash outstanding on the closing date of the transaction will be converted into warrants and options of Amalco on the same ratios.

Upon completion of the transaction, Prosperity shareholders and Smash shareholders will own approximately 74% and 26% of the combined company, respectively. The terms of the transaction have been unanimously approved by the boards of directors of both Prosperity and Smash and will be described in a Joint Management Information Circular of Prosperity and Smash expected to be filed with regulatory authorities and mailed to Prosperity and Smash shareholders in accordance with applicable securities laws. The transaction is subject to regulatory and shareholder approval. The closing of the transaction is scheduled to be completed on or about April 12, 2012.

On January 1, 2012, the Company entered into consulting agreements with its CEO and CFO for a two year period ending December 31, 2014. These consulting agreements contain certain clauses requiring additional payments of up to $252,000 be made upon termination without cause or as a result of the occurrence of certain events such as a change of control. The transaction with Smash described above, which is subject to shareholder and regulatory approval, would trigger a change of control. Additional minimum management contractual commitments remaining under the agreements approximate $504,000 of which $252,000 is due within one year.

19.	TRANSITION TO IFRS

The adoption of IFRS requires the application of IFRS 1, which provides guidance for an entity's initial adoption of IFRS. IFRS 1 generally requires that first-time adopters retrospectively apply all effective standards and interpretations in effect as at the reporting date. IFRS 1 also provides certain optional exemptions and certain mandatory exceptions to this retrospective treatment. The Company has not made any IFRS 1 elections.

IFRS 1 does not permit changes to estimates that have been made previously. Accordingly, estimates used in the preparation of the Company's opening IFRS statement of financial position as at the Transition Date are consistent with those that were made under Canadian GAAP.

Adjustments on transition to IFRS
IFRS employs a conceptual framework that is similar to Canadian GAAP. The adoption of IFRS has not resulted in changes to the reported Statement of Financial Position, Statement of Loss and Comprehensive Loss, Statement of Changes in Equity or Statement of Cash Flows. Presented below are reconciliations prepared by the Company to reconcile the impact of the conversion from GAAP to IFRS.

Total Assets
December 31,
2010
Total assets under Canadian GAAP	$2,958,948
Adjustments for differing accounting treatments	-
Total assets under IFRS	$2,958,948

Total Liabilities
December 31,
2010
Total liabilities under Canadian GAAP	$240,497
Adjustments for differing accounting treatments	-
Total liabilities under IFRS	$240,497

Continued...

PROSPERITY GOLDFIELDS CORP.
NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
(EXPRESSED IN CANADIAN DOLLARS)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2011

19.	TRANSITION TO IFRS (Continued)

Total Equity
December 31,
2010
Total equity under Canadian GAAP	$2,718,451
Adjustments for differing accounting treatments	-
Total equity under IFRS	$2,718,451

Comprehensive Loss
	Three months Ended December 31, 2010	Nine month period ended December 31, 2010
Comprehensive loss for the period under	$158,054	$199,508
Canadian GAAP
Adjustments for differing accounting treatments	-	-
Comprehensive loss for the period under IFRS	$158,054	$199,508

Cash Flows

The adoption of IFRS has had no impact on the cash flows of the Company.

PROSPERITY GOLDFIELDS CORP.

Management Discussion and Analysis
For the nine months ended December 31, 2011

February 23, 2012

The following discussion and analysis should be read in conjunction with the unaudited condensed interim financial statements for the nine months ended December 31, 2011 and the audited financial statements for the years ended March 31, 2011 and 2010 and related notes included therein. All monetary amounts, unless otherwise indicated, are expressed in Canadian dollars. Additional regulatory filings for the Company can be found on the SEDAR website at www.sedar.com.

As of April 1, 2011, the Company adopted International Financial Reporting Standards (“IFRS”). The condensed unaudited interim financial statements for the nine months ended December 31, 2011 and 2010 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”), using accounting policies consistent with IFRS. Please refer to the Change in Accounting Policies section of this MD&A for a discussion of IFRS and its effect on the Company’s financial statements.

Forward-Looking Statements

Certain statements contained in this document constitute “forward-looking statements”. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “propose”, “anticipate”, “believe”, “forecast”, “estimate”, “expect” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the

Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company does not intend, and does not assume any obligation, to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Overview

Prosperity Goldfields Corp. (“Prosperity” or the "Company") is a junior natural resource company focused on the acquisition and exploration of natural resource properties in precious metals and base metals. Prosperity was incorporated under the Canada Business Corporations Act on September 10, 2010.

The Company was originally incorporated as a wholly owned subsidiary of Evolving Gold Corp. ("Evolving"). The Company and Evolving entered into a series of transactions by which the assets of Evolving relating to a property known as the "Kiyuk Property" near Nueltin Lake in Nunavut were transferred to Prosperity in consideration for common shares of Prosperity, and such common shares were distributed to eligible shareholders of Evolving by way of a dividend in kind. This series of transactions is referred to as the "Spin Out Transaction". The Company filed a long form prospectus with the Securities Commissions to qualify the stock dividend to be issued pursuant to the Spin Out Transaction. Under the dividend-in-kind transaction, each Evolving Gold shareholder received one Prosperity share for every ten Evolving Gold shares held on the record date (February 16, 2011), and the number of Prosperity shares issued was rounded down to the nearest whole number of Prosperity shares.

Overview (Continued)

On February 2, 2011, the final Prospectus was filed and the Company became a reporting issuer in all of the provinces and territories in Canada. On March 3, 2011, the Spin Out Transaction was complete, the dividend was distributed and the Company became publically traded. The Company is listed on the TSX Venture Exchange under the symbol “PPG.”

As the shareholders of Evolving ultimately continued to hold their respective interests in the Kiyuk Property, there was no resulting change of control. Consequently, the acquisition was accounted for using continuity-of-interest accounting. No fair value adjustments were made for the assets acquired by Prosperity. Prior to the date of acquisition, the Kiyuk Property is reflected in the Company's records at Evolving's carrying value with a corresponding credit to equity settled share-based payments reserve. The carrying value of the Kiyuk Property is reclassified from equity settled share-based payments reserve to share capital on the date that Prosperity issued shares to Evolving for the acquisition. In preparing the continuity of interests financial statements, the Company has not allocated any operating costs from Evolving on the basis that Evolving acquired the Kiyuk Property in August 2009 and given the limited time and focus given to the property, allocations of operating costs were considered immaterial.

Overall Performance

The net loss for the nine months ended December 31, 2011 was $827,649 compared to a net loss of $199,508 in the prior year. The nature of the expenditures and operations for the nine months ended December 31, 2011 and 2010 were different. The Company was incorporated in September 2010 and expenditures to December 31, 2010 related solely to the Spin Out Transaction. The loss for fiscal 2012 related to ongoing operating activities.

In the nine months ended December 31, 2011, the Company began its first drill program on the Kiyuk property. Drill targets were selected and Bodnar Drilling Ltd. was hired to carry out the drill program. The drill program which was to last two months and drill 3,500 meters at five robust gold targets began on July 5, 2011. Drilling ceased at the end of August 2011. Due to deeper drill holes than originally anticipated and the timing of the caribou migration, only three gold targets were drilled. Management is extremely encouraged by the results of the drill program and believes the drill results confirm the potential for a very large system with the potential for thick intersections of high-grade gold. The Company is planning to undertake a major follow-up drill program that will begin in early 2012.

The Company's original 43-101 Technical Report dated November 24, 2010 has been updated by David Turner, M.Sc., P. Geo., based on the results of the 2011 summer drill program. The updated 43-101 Report has been filed on SEDAR and is available on the Company's website.

During the nine months ended December 31, 2011 the Company closed two non-brokered private placements. For the first private placement in April 2011, 15,470,604 units were issued at a price of $0.30 per unit for gross proceeds of $4,641,181. For the second private placement in August 2011, 2,500,000 units were issued at a price of $0.68 for gross proceeds of $1,700,000. The proceeds were raised to fund the summer drill program and general and administrative expenses.

Subsequent to December 31, 2011, pursuant to a letter of intent (“Letter Agreement”) dated January 4,

2012, the Company and Smash Minerals Corp. ("Smash") agreed, subject to certain standard conditions, to amalgamate to form a new company (“Amalco”), to be known as Prosperity Goldfields Corp. The

Amalgamation will be completed on the basis of one common share of Prosperity for each common share of Amalco and 1.6 common shares of Smash for each common share of Amalco. All warrants and options of Prosperity and Smash outstanding on the closing date of the transaction will be converted into warrants and options of Amalco on the same ratios. A Definitive Agreement in respect to the proposed transaction was signed on February 1, 2012.

Upon completion of the transaction, Prosperity and Smash will own approximately 74% and 26% of the combined company, respectively. The terms of the transaction have been unanimously approved by the

Overall Performance (Continued)

boards of directors of both Prosperity and Smash and will be described in a Joint Management Information Circular of Prosperity and Smash to be filed with regulatory authorities and mailed to Prosperity and Smash shareholders in accordance with applicable securities laws. The transaction is subject to regulatory and shareholder approval. The closing of the transaction is scheduled to completed on or before April 13, 2012.

Operating Activities

Kiyuk Property

On October 26, 2010, the Company entered into an agreement with its parent Evolving to acquire 100% of Evolving's interest in the Option Agreement dated August 1, 2009, on the Kiyuk Property near Nueltin Lake in Nunavut. The Kiyuk Property is situated in southern Nunavut and comprises 50 contiguous mineral claims totalling 42,912 hectares that fall on Crown land within Nunavut Territory’s Kivalliq District. As a result of the transfer, the Company assumed all the obligations and commitments under the Option Agreement. The financial terms of the acquisition are disclosed in the notes to the financial statements. The original Option Agreement had a five year term of which four years were remaining at the time of the transfer. The Optionor retains a 2% NSR on the property which can be reduced by the payment of US$2,000,000 for each 1% reduction in the NSR.

Prior to Evolving entering into the option agreement with respect to the Kiyuk Claims on August 1, 2009, Newmont Mining Corporation ("Newmont") had an option to acquire certain of the Kiyuk claims from June 2005 until April 2009 when Newmont cancelled the agreement. Newmont completed its first drilling program at the Kiyuk Property in May 2008. Prosperity understands that the program encountered technical difficulties, and it is believed that these difficulties resulted in the program not adequately testing certain targets. Despite these difficulties, after completion of this drilling program, Newmont staked additional claims in the area comprising the Kiyuk Property. Prosperity believes that shortly after completion of the initial drilling program at the Kiyuk Property, Newmont terminated most of its greenfield exploration programs as a result of a change in corporate strategy.

In 2009, as part of its due diligence review related to its acquisition of the Kiyuk Option, Evolving Gold undertook a technical review of Newmont’s May 2008 drilling program at the Kiyuk Property. As a result of this review, Evolving Gold’s view was that drilling results at the Kiyuk Property could have been improved if a different drill orientation was employed. It was encouraged that most holes from the May 2008 drilling program intersected significant gold mineralization.

There are nine main showings present at the Kiyuk Lake Property: Gold Point; Airstrip; Cobalt; Rusty; Moose; North Snake Lake; Southern Cobalt; Heart Pond; and Snake Lake South. Since the acquisition of the Kiyuk option agreement in August 2009, Evolving conducted sampling and mapping at the Rusty and Gold Point showings, ran ten Titan IP survey lines at the Gold Point and Cobalt showings and conducted a ground magnetic survey covering approximately 1 square km on the Gold Point showing. An airborne gradient magnetic VLF and radiometric survey was also undertaken; however, it was only partially completed due to poor weather conditions.

A 43-101 Technical Report was prepared on the Kiyuk property by MacKevoy Geosciences Ltd. and is available on SEDAR. The report indicated that the Kiyuk Property has significant merit for an early stage exploration project, and that further exploration is warranted. The report recommended a two-phase progressive exploration program. The first phase, consisting of at least 1,000 m of diamond drilling from multiple drill sites, would test high priority targets such as the Cobalt, Airstrip, and Gold Point showings with a view to providing a clearer picture of the strength and distribution of gold mineralization on the Property.

Operating Activities (Continued)

The 43-101 Report recommended that Phase II be undertaken if the results from Phase I were encouraging. Phase II would be a more extensive program to evaluate areas with less surface sample information (such as Snake Lake South), areas delineated primarily by geophysical anomalies (such as the core of Kiyuk Lake), and the continued extension of mineralized horizons/zones to depth. Phase II would consist of at least 4,000 m of diamond drilling.

The Company began acquiring major equipment, camp facilities and field supplies for the Phase I work program in December 2010. Permits were secured for moving gear overland during the winter months of 2010–2011. Fuel was mobilized and cached. The Company selected its drill targets and received its drill permits. Bodnar Drilling Ltd. was hired to carry out the drill program which was expected to begin in mid-March 2011. Due to delays in the permitting process, the Company did not receive its water and camp permits until mid June 2011. The construction of the camp commenced in June 2011. Drilling began on July 5, 2011. The drill program was expected to last two months and test five robust gold targets with a total of approximately 3,500 meters of diamond drilling.

By August 5, 2011, the Company had completed 1,700 meters of diamond drilling. Seven diamond core holes, CS11-001 through -007, were completed at the Cobalt Zone, a 200 m wide and at least 700 m long zone of variably mineralized polymictic conglomerates. Hole CS11-001 was lost in overburden, but CS11-002 through -007 were drilled to depths of approximately 100-250 meters, and all intersected variably long intervals of albite-altered sedimentary rocks ranging from a few meters to a few tens of meters long. Disseminated sulfide minerals including pyrite, pyrrhotite and arsenopyrite, occur locally.

Three core holes, GP11-001 (182 m long), GR11-002 (185 m long) and GP11-003 (259 m long), were completed at the Gold Point Zone where the target is a 200 m wide and at least 400 m long zone of variably mineralized polymictic conglomerates. All holes were drilled in a southerly direction at an inclination of -50 degrees. All three holes encountered multiple intervals of strongly albite-altered “K1” conglomerate with variable amounts of disseminated sulfides including pyrite, pyrrhotite and arsenopyrite. In hole GP11-002, approximately a dozen small, <0.1 mm, specks of visible gold are scattered over the bottom 6 meters of the hole. Approximately a hundred similar small gold grains were visible over a 78 m long interval of core starting at 148 m down hole depth in GP11-003. These grains are randomly scattered in numbers of 0-5 per meter of core. The intensity of alteration in all three Gold Point holes appeared to increase with depth.

By August 18, 2011, three additional core holes were completed at the Gold Point Zone. Hole GP11-004 (237 meters long) was collared approximately 120 meters east of hole GP11-003 and drilled at an azimuth of 170 degrees and an inclination of -50 degrees. A zone of strongly albite-altered “K1” conglomerates with variable amounts of disseminated sulfides including pyrite, pyrrhotite and arsenopyrite were encountered from 24-34 down hole depth. Small (<0.3 mm) visible gold grains are scatted over this interval at 1-3 per meter of core length. Several similar, but narrower (1-3 meters) altered and mineralized zones were encountered in the uppermost 120 meters of this hole.

Hole GP11-005 (298 meters long) was collared approximately 15 meters west of hole GP11-002 and drilled at an azimuth of 155 degrees and an inclination of -50 degrees. “K1” conglomerates displaying variably intense albite alteration and variable amounts of disseminated sulfides including pyrite, pyrrhotite and arsenopyrite were encountered from 107-250 meters down hole depth. Within this broader interval, three sub-intervals at 107-123, 162-184 and 235-250 meters, display small (<0.2 mm) grains of visible gold scattered in densities of 1-10 per meter of core length.

Hole GP11-006 (344 meters long) was drilled from the same location as GP11-005, but drilled at an azimuth of 115 degrees and an inclination of -50 degrees. An interval, 210-225 meters down hole, displays small (<0.2 mm) grains of visible gold scattered in densities of 1-5 per meter of core length within albite-altered “K1” conglomerates. Gold grains are associated with minor disseminated pyrite and arsenopyrite. Several shorter (1-7 meter) intervals of similarly altered and sulfide-bearing conglomerate occur randomly down the length of this hole.

Operating Activities (Continued)

Due to the additional time required to drill deeper holes at Gold Point, the planned drill holes to test the North Snake Lake and Heart Pond showings were deferred until the winter 2012 drill program.

In mid August, the drill was moved to the Rusty Zone to complete four planned drill holes to test a zone of mineralized conglomerates similar to those at the Gold Point and Cobalt zones. Due to the timing of the caribou migration at Kiyuk, only one hole was completed at Rusty Zone before the migration forced a cessation of drilling and camp closure.

Core from all the holes was logged and subsequently split using diamond saws with one half sent for analyses and the other half stored for future reference. Quality control programs include the use of field and laboratory duplicates, standards, blanks, and internal and external check assaying. Certified sample standards were submitted with the normal sample stream. Gold assays were completed by SGS Canada Inc. in Red Lake, Ontario using a 30 gram charge, fire assay, with an ICP finish. For over limit assay results, initial assays in excess of 10.0 grams per tonne Au, a gravimetric finish is utilized.

On September 15, 2011, all the assay results from the Phase One drilling program on the Rusty Zone, Gold Point and Cobalt Zone were received and announced. Detailed results of each drill hole as well as maps can be found on the Company's website. Drilling indicated strong gold mineralization at all three targets. Highlights of the results are as follows:

One hole, RU11-001, tested the Rusty target, and it was mineralized from top to bottom. Starting at surface, RU11-001 intersected 157.6 meters at 1.70 grams per tonne (gpt) gold (517 feet at 0.050 oz per ton (opt) gold) including 30.5 meters at 4.90 gpt Au (100 feet at 0.143 opt Au), and including 19.2 meters at 6.17 gpt Au (63.0 feet at 0.180 opt Au). This hole targeted a magnetic anomaly measuring 250 by 450 meters.

Six holes tested the Gold Point target, a 400 meter long portion of a 24 kilometre magnetic anomaly and series of gold showings at Kiyuk. Drill hole GP11-003 intersected 63.6 meters at 2.84 gpt Au (208.6 feet at 0.083 opt Au) including 38.6 meters at 4.15 gpt Au (126.6 feet at 0.121 opt Au) and 5.4 meters at 11.64 gpt Au (17.7 feet at 0.340 opt Au).

At the Cobalt Zone drill hole, CS11-002 intersected 32.1 meters at 1.82 gpt Au (105.3 feet at 0.053 opt Au). Similar to Gold Point, drill holes at the Cobalt Zone tested a small portion of the 24 kilometre magnetic anomaly with multiple gold showings.

All drilled gold zones include scattered, small grains of native gold, generally from less than 0.1 mm up to 0.5 mm in size, along with minor sulphide grains (pyrite, pyrrhotite and arsenopyrite). Strong albite-magnetite and albite-actinolite-quartz-carbonate alteration accompanies the gold mineralization.

The gold mineralization at the Rusty Zone is interpreted as being stratabound and nearly horizontal, with drill hole RU11-001 approximately perpendicular to the gold mineralization. With the initial geochemical sampling of scattered outcrops and float, the Company considered the resulting widespread gold anomalies to be very encouraging. The subsequent drill results have provided additional encouragement, as they have indicated long intervals of solid gold grades, with the best results being at the Rusty Zone, with 157.6 meters at 1.70 grams per tonne (gpt) gold (517 feet at 0.05 oz per ton (opt) gold), including 30.5 meters at 4.90 gpt Au (63.0 feet at 0.180 opt Au). Though the Company believes that the mineralization is in nearly horizontal gold zones, at this stage of exploration, the true thickness of these intersections is not precisely known.

Operating Activities (Continued)

Geophysical surveys trace the potential mineralized horizon for 24 kilometres along the southeast limb of the Kiyuk basin, nearly 10 km along the Snake Lake Trend, and 16 km along the northwest limb of the basin. The Company believes that with the limited drilling completed to date, it has only just begun to test the full potential of these extensive anomalies.

Due to the presence of visible gold in multiple holes at Kiyuk, a program of follow-up metallic screen assays was completed. Metallic screen assay results for the single drill hole (RU11-001) that tested the Rusty Zone show an increase in average gold grade of 11% from 1.70 gpt Au to 1.92 gpt Au from surface to 157.6 meters total depth. The interval 5.2 - 35.7 meters increased 14% from 4.91gpt to 5.69 gpt Au. Results of metallic screen fire assays for the Gold Point Zone and the Cobalt Zone are more variable, showing both increases and decreases in the gold assay results for the longer assay intervals (greater than 10 meters). Statistical analysis of the metallic screen assays versus initial fire assay data indicates a positive variance of 0.04 grams per tonne Au based on a population of 423 samples. However, the data show a minor, yet systematic, increase in gold captured by the metallic screening process: +0.18, +0.52, and +2.67 grams per tonne gold for samples that register >1.0, >5.0, and >10.0 grams per tonne Au, respectively. Results for the longer assay intervals (greater than 10 meters) from drill holes at the three zones can be found in the Company's press release dated February 21, 2012.

Prosperity plans to undertake a major follow-up drill program starting in February, 2012.

Quinton Hennigh, Ph.D., P.Geo. is the Qualified Person for this project as defined by National Instrument 43-101.

As at December 31, 2011, the Company had incurred $354,639 in acquisition costs and $5,320,402 towards deferred development costs for the Kiyuk property.

Results of Operations

The results of operations reflect the overhead costs incurred for mineral property acquisitions and exploration expenses incurred by the Company to maintain good standing with the various regulatory authorities and to provide an administrative infrastructure to manage the acquisition, exploration and financing activities of the Company. General and administrative costs can be expected to increase or decrease in relation to the changes in activity required as property acquisitions and exploration continues. As at December 31, 2011, the Company had not recorded any significant revenue from its project.

The net loss for the three months ended December 31, 2011 was $92,295 compared with $158,054 in the prior year. While the net loss for the current period was in line with the loss from the prior period, the nature of the expenditures and operations was different. The Company was incorporated in September 2010 and expenditures to December 31, 2010 related solely to the Spin Out Transaction. The loss for fiscal 2012 related to ongoing operating activities.

The net loss for the nine months ended December 31, 2011 was $827,649 compared to a net loss of $199,508 in the prior year. Explanations for significant variances are discussed below:

  $548,145 increase in share based compensation related to options granted to directors, officers and consultants. No options were granted in the first nine months of fiscal 2011.

  $132,000 increase in management fees represents the salaries of the CEO and CFO. No salaries were paid in the first nine months of fiscal 2011.

Results of Operations (Continued)

  $22,002 increase in shareholder communication and promotion expense primarily related to fees paid to Frontline Investor Relations Inc. for investor relations services.

  $30,023 increase in office, rent and miscellaneous expenses predominantly related to D&O insurance and wages for administrative support staff. The Company did not have administrative support or insurance for the first nine months of fiscal 2011.

  $83,537 decrease in professional fees and a $6,820 decrease in consulting fees attributable to the change in nature of activities. During the period ended December 31, 2010, the Company's primary focus was the completion of the Spin Out transaction which resulted in significant legal, accounting and consulting fees.

  $11,260 increase in travel expenses as there was virtually no travel in the prior year.

  $28,584 increase in interest income related to the investment in short term money market instruments paying 1.2% per annum.

Summary of Quarterly Results

The following table sets out selected quarterly information for the time periods available.

Three Months Ended	December 31, 2011 (IFRS)	September 30, 2011, (IFRS)	June 30, 2011 (IFRS)	March 31, 2011 (IFRS)
	$	$	$	$
Revenue	8,125	9,483	10,976	11
Net Loss	92,295	674,466	60,888	603,734
Net Loss per common share	0.00	0.02	0.00	0.04
Three Months Ended	December 31, 2010 (IFRS)	September 30, 2010, (IFRS)	June 30, 2010 (IFRS)	March 31, 2011 (IFRS)
	$	$	$	$
Revenue	-	-	-	-
Net Loss	158,054	41,454	-	-
Net Loss per common share	0.01	41,454	-	-

Note:    Loss from Operations and Net Loss are the same for all quarters shown.

Liquidity and Capital Resources

The Company’s cash position at December 31, 2011 was $2,896,954.

At December 31, 2011, the Company had working capital of $2,954,153 compared with working capital of $2,417,338 at March 31, 2011.

For the nine months ended December 31, 2011, the Company utilized $395,550 for operating activities and $3,652,160 for mineral exploration and evaluation expenditures and property, plant and equipment purchases. The Company obtained $4,332,416 from private placements net of issue costs and warrant and option exercises.

In April 2011, the Company closed a non-brokered private placement in which it issued 4,000,000 flow through units and 11,470,604 non-flow through units at $0.30 per unit for gross proceeds of $4,641,181. Each unit consisted of one common share and one-half of one common share purchase warrant. Each full warrant is exercisable at $0.45 for two years. Finder's fees consisted of a cash payment of $123,431 and the issuance of 145,800 shares valued at $80,190.

In August 2011, the Company closed a non-brokered private placement in which it issued 2,500,000 units at $0.68 per unit for gross proceeds of $1,700,000. Each unit consisted of one common share and one common share purchase warrant exercisable at $0.85 for two years. There were no finder's fees payable on the transaction.

The Company has sufficient cash to fund its short requirements however it anticipates raising additional funds from the equity markets to fund its 2012 work programs.

There were no material credit facilities in place as at December 31, 2011.

Any commitments to pay cash or issue shares are disclosed in the notes to the financial statements.

Related Party Transactions

For the nine month period ending December 31, 2011, the Company entered into the following transactions with related parties:

a)	Incurred management fees of $78,000 (2010: $Nil) to West Oak Capital Partners Inc., a company controlled by R. Bruce Duncan, CEO.

b)	Incurred management fees of $54,000 (2010: $Nil) to Olga Nikitovic, CFO and Corporate Secretary.

c)

Incurred geologist and other labour fees of $67,450 to Evolving which have been charged to exploration and evaluation expenditures and incurred $10,000 for administrative support which has been charged to office, rent and miscellaneous expenses. Evolving holds 27.5% of the outstanding shares of Prosperity at December 31, 2011 and has two common directors. Accounts payable at December 31, 2011 includes $15,534 payable to Evolving.

The compensation for key management personnel is identified above in (a) and (b). The Company does not pay any health or post employment benefits. The fair value of options granted to officers and directors in the nine months ended December 31, 2011 was $468,868.

Off Balance Sheet Arrangements

The Company is not a party to any off balance sheet arrangements or transactions.

Changes in Accounting Policies

Current Accounting Changes

Please refer to Note 4 of the financial statements for a complete description of accounting policy changes.

Impact of IFRS
IFRS employs a conceptual framework that is similar to Canadian GAAP; however significant differences exist in certain matters of recognition, measurement and disclosure. The adoption of IFRS did not change the financial position, cash flow or results of operations of the Company. In order to enable the users of the financial statements to better understand the impact of the changes to IFRS, the Company has provided reconciliations between Canadian GAAP and IFRS for total assets, total liabilities, shareholders’ equity and net earnings in Note 19 of the unaudited condensed interim financial statements. In preparing the reconciliations, the Company applied the principles and elections of IFRS 1 First Time Adoption of IFRS (“IFRS 1”) with a transition date of April 1, 2010.

The changes in financial performance in the first nine months of fiscal 2012 do not relate to the adoption of different accounting standards.

Initial Adoption of IFRS
IFRS 1 sets forth guidance on the initial adoption of IFRS. Under IFRS 1 the standards are applied retrospectively at the transition date to the statement of financial position with all adjustments to assets and liabilities as stated under GAAP are taken to retained earnings unless certain exemptions are applied. The Company has not made any IFRS 1 elections.

Comparative Information
All prior period figures presented in the unaudited condensed interim financial statements are in accordance with IFRS.

Future Accounting Changes
IFRS 7 Financial instruments - Disclosures (“IFRS 7”) was amended by the IASB in October 2010 and provides guidance on identifying transfers of financial assets and continuing involvement in transferred assets for disclosure purposes. The amendments introduce new disclosure requirements for transfers of financial assets including disclosures for financial assets that are not derecognized in their entirety, and for financial assets that are derecognized in their entirety but for which continuing involvement is retained. The amendments to IFRS 7 are effective for annual periods beginning on or after July 1, 2011. The Company has not yet determined the impact of the amendments to IFRS 7 on its financial statements.

IFRS 9, Financial Instruments: Classification and Measurement ("IFRS 9"), effective for annual periods beginning on or after January 1, 2013, with early adoption permitted, introduces new requirements for the classification and measurement of financial instruments. Management anticipates that this standard will be adopted in the Company's financial statements for the period beginning January 1, 2013, and has not yet considered the potential impact of the adoption of IFRS 9.

IFRS 10 Consolidated Financial Statements (“IFRS 10”) provides a single model to be applied in the control analysis for all investees, including entities that currently are special purpose entities in the scope of SIC 12. In addition, the consolidation procedures are carried forward substantially unmodified from IAS 27 Consolidated and Separate Financial Statements. The Company intends to adopt IFRS 10 in its financial statements for the annual period beginning on January 1, 2013. The Company has not yet determined the impact of the amendments to IFRS 10 on its financial statements.

Changes in Accounting Policies (Continued)

IFRS 11 Joint Arrangements (“IFRS 11”) replaces the guidance in IAS 31 Interests in Joint Ventures. Under IFRS 11, joint arrangements are classified as either joint operations or joint ventures. IFRS 11 essentially carves out of previous jointly controlled entities, those arrangements which although structured through a separate vehicle, such separation is ineffective and the parties to the arrangement have rights to the assets and obligations for the liabilities and are accounted for as joint operations in a fashion consistent with jointly controlled assets/operations under IAS 31. In addition, under IFRS 11 joint ventures are stripped of the free choice of equity accounting or proportionate consolidation; these entities must now use the equity method.

Upon application of IFRS 11, entities which had previously accounted for joint ventures using proportionate consolidation shall collapse the proportionately consolidated net asset value (including any allocation of goodwill) into a single investment balance at the beginning of the earliest period presented. The investment’s opening balance is tested for impairment in accordance with IAS 28 Investments in Associates and IAS 36 Impairment of Assets. Any impairment losses are recognized as an adjustment to opening retained earnings at the beginning of the earliest period presented. The Company intends to adopt IFRS 11 in its financial statements for the annual period beginning on January 1, 2013. The Company has not yet determined the impact of the amendments to IFRS 11 on its financial statements.

IFRS 13 Fair Value Measurement (“IFRS 13”) converges IFRS and US GAAP on how to measure fair value and the related fair value disclosures. The new standard creates a single source of guidance for fair value measurements, where fair value is required or permitted under IFRS, by not changing how fair value is used but how it is measured. The focus will be on an exit price. IFRS 13 is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted. The Company has not yet determined the impact of the amendments to IFRS 13 on its financial statements.

In December 2010, the IASB issued an amendment to IAS 12 – Income taxes (“IAS 12) that provides a practical solution to determining the recovery of investment properties as it relates to the accounting for deferred income taxes. This amendment is effective for annual periods beginning on or after July 1, 2011, with earlier adoption permitted. The Company has chosen not to early adopt and does not anticipate this amendment to have a significant impact on its financial statements.

Critical Accounting Estimates

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from management’s estimates.

The following is an outline of the estimates that the Company considers critical in preparation of its consolidated financial statements.

Exploration and evaluation expenditures
All of the Company’s mineral property interests are in the exploration and evaluation phase. The Company records its interests in mineral properties and areas of geological interest at cost. Expenditures incurred prior to obtaining the legal right to explore are expensed. All direct and indirect costs relating to the acquisition and exploration of these interests are capitalized on the basis of specific claim blocks or areas of geological interest until the properties to which they relate are placed into production, sold or management has determined there to be impairment. These costs will be amortized on the basis of units produced following commencement of production. The Company classifies the costs between intangibles and property, plant and equipment based on the nature of the costs incurred.

Critical Accounting Estimates (Continued)

The cost of mineral property interests includes any cash consideration paid and the fair market value of shares issued, if any, on the acquisition of property interests. Acquisition costs of properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts when the payments are made. The recorded amounts of property claim acquisition costs and their related exploration and evaluation costs represent actual expenditures incurred and are not intended to reflect present or future values.

The Company reviews capitalized costs on its mineral properties on a periodic basis and when events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company will recognize an impairment in value based upon current exploration results and upon management’s assessment of the future probability of revenues from the property or from the sale of the property.

Restoration, rehabilitation and environmental obligations
A legal or constructive obligation to incur restoration, rehabilitation and environmental costs may arise when environmental disturbance is caused by the exploration, development or ongoing production of a mineral property interest. Such costs arising from the decommissioning of plant and other site preparation work, discounted to their net present value, are provided for and capitalized to the carrying amount of the asset, as soon as the obligation to incur such costs arises. Discount rates using a pretax rate that reflects the time value of money are used to calculate the net present value. These costs are charged against profit or loss over the economic life of the related asset, through amortization using the unit-of-production method. Changes to the current market based discount rate, amount or timing of the underlying cash flows needed to settle the obligation impact the carrying value of the asset and liability. The related liability is adjusted each period for the unwinding of the discount rate.

Share based payment transactions
In situations where equity instruments are issued to non employees and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured at fair value of the share based payment. Otherwise, share based payments are measured at the fair value of goods or services received.

The fair value of share options granted to employees is recognized as an expense over the vesting period with a corresponding increase in the equity settled share-based payments reserve account. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee, including directors of the Company.

The fair value is measured at the grant date and recognized over the period during which the options vest. The fair value of the options granted is measured using the Black-Scholes option-pricing model, taking into account the terms and conditions upon which the options were granted. At each financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that are expected to vest.

Where the terms of an equity settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification which increases the total fair value of the share based payment arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Unexercised expired stock options and warrants are transferred to deficit.

Critical Accounting Estimates (Continued)

Property and Equipment
Property and equipment is stated at cost less accumulated amortization and accumulated impairment losses. The cost of an item consists of the purchase price, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Amortization is charged to income based on cost less estimated residual value of the asset on a straight line bases over the estimated useful life of the asset.

An asset is derecognized upon disposal, when held for sale or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of loss and comprehensive loss.

The Company conducts an annual assessment of the residual balances, useful lives and amortization methods being used for equipment and any changes arising from the assessment are applied by the Company prospectively.

Income taxes
Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and to the extent that the Company does not consider it probable that a future tax asset will be recovered, it is not recognized.

Financial Instruments

The Company is required to disclose information about the fair value of its financial assets and liabilities. Fair value estimates are made at the balance sheet date, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

The carrying amounts of cash, receivables and accounts payable and accrued liabilities on the statement of financial position approximate fair market value because of the limited term of these instruments. The Company's cash equivalents are classified as held-for trading and are carried at fair value. The fair value is determined by reference to inputs other than quoted prices in active markets that are observable either directly or indirectly.

The Company does not believe it is exposed to significant interest, currency or credit risk arising from these financial instruments.

Proposed Transactions

The Company has no proposed transactions other than the amalgamation with Smash Minerals.

Contingencies

The Company does not have any contingencies or commitments other than those disclosed in the notes to the December 31, 2011 financial statements.

Subsequent Events

There are no material subsequent events other than those disclosed in the notes to the financial statements.

Management’s Responsibility for Financial Statements

The information provided in this report, including the financial statements, is the responsibility of management. In the preparation of these statements, estimates are sometimes necessary to make a determination of future values for certain assets or liabilities. Management believes such estimates have been based on careful judgements and have been properly reflected in the financial statements.

Other MD&A Requirements

As at February 23, 2012, the Company has 43,384,703 shares outstanding, or 61,686,505 shares on a fully diluted basis. If the Company were to issue 14,901,802 upon conversion of all of its outstanding warrants and 3,400,000 upon conversion of its outstanding options, it would raise $8,033,311.

PROSPERITY GOLDFIELDS CORP.

CORPORATE DATA

February 23, 2012

HEAD OFFICE		SOLICITORS

Suite 605 - 1166 Alberni Street		Aird & Berlis LLP
Vancouver, BC V6E 3Z3		Barristers and Solicitors
Tel: (604) 685-6375		BCE Place, Suite 1800
Fax: (604) 909-1163		Box 754, 181 Bay Street
Toronto, Ontario M5J 2T9
Tel: (416) 865-4631
Fax: (416) 863-1515

REGISTRAR & TRANSFER AGENT		AUDITORS

Computershare Investor Services		McGovern, Hurley, Cunningham, LLP
1510 Burrard Street, 3nd Floor		2005 Sheppard Avenue East, Suite 300
Vancouver, BC V6C 3B9		Toronto, Ontario M2J 5B4
Phone: (416) 496-1234
Fax: (416) 496-0125

DIRECTORS AND OFFICERS		INVESTOR CONTACTS

R. Bruce Duncan	CEO & Director	Frontline Communications
Robert Barker, Ph.D.	Director	55 York Street, Suite 403
Tom Fenton	Director	Toronto, Ontario
Olga Nikitovic, CA	CFO & Corporate Secretary	M5J 1R7
Phone: (416) 479-8624
Cell: (416) 543-3120
Email: leo@frontlineir.com

CAPITALIZATION		LISTINGS

Authorized:	Unlimited	TSX Venture Exchange
Issued:	43,384,703	Trading Symbol: PPG
Escrow:	8,943,870